Exhibit (a)(1)(i)

Mobile TeleSystems Public Joint Stock Company
(incorporated and registered in the Russian Federation, No. 1027700149124)

Return of Cash to Holders of Shares of Common Stock and ADS Holders of Mobile
TeleSystems Public Joint Stock Company by way of a Tender Offer by its Wholly-Owned
Subsidiary Stream Digital, LLC for Common Stock (including Common Stock represented by ADSs) up to a Maximum Aggregate Purchase Amount of RUB 4,934,527,300
(US$78,276,131)

Offer to Purchase to Holders of Shares of Common Stock and ADS Holders

THIS TENDER OFFER WILL EXPIRE AT 5:00 P.M. (NEW YORK CITY TIME) ON NOVEMBER 30, 2016 FOR ADSs AND AT 10:00 A.M. (MOSCOW TIME) ON DECEMBER 1, 2016 FOR COMMON STOCK, UNLESS THE TENDER OFFER IS EXTENDED

        THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

        If you are in any doubt about the contents of this Offer to Purchase or the action you should take, you are recommended to seek your own financial and/or legal advice immediately from your stockbroker, bank, attorney, accountant, fund manager or other appropriate independent financial and/or other advisor authorized under the Securities Market Law if you are resident in the Russian Federation or, if not, from another appropriately authorized independent financial and/or other advisor.

        This Offer to Purchase relates to the return of cash to the holders of shares of Common Stock and ADS Holders of Mobile TeleSystems Public Joint Stock Company (the "Company") by way of an issuer tender offer by Stream Digital, LLC (the "Offeror"), a wholly-owned subsidiary of the Company, for shares of the Company's Common Stock (including Common Stock represented by ADSs) up to a maximum aggregate purchase amount of RUB 4,934,527,300, on the terms and subject to the Conditions referred to in this Offer to Purchase.

        On the terms and subject to the Conditions referred to in this Offer to Purchase, the Offeror will select the single lowest purchase price, not greater than RUB 229.00 nor less than RUB 199.00 per share of Common Stock, that will allow it to purchase RUB 4,934,527,300 in value of shares of Common Stock (including Common Stock represented by ADSs) at such price or, if fewer shares of Common Stock are properly tendered, all shares of Common Stock (including Common Stock represented by ADSs) that are properly tendered and not properly withdrawn. At the Maximum Price of RUB 229.00 per share of Common Stock to be purchased under the Tender Offer, the Offeror could purchase 21,548,154 shares of Common Stock (including Common Stock represented by ADSs) if the Tender Offer is fully subscribed, which would have represented approximately 1.08 per cent. of the Company's Issued Share Capital as at October 28, 2016, the latest practicable date for such determination prior to the publication of this Offer to Purchase. At the Minimum Price of RUB 199.00 per share of Common Stock to be purchased under the Tender Offer, the Offeror could purchase 24,796,619 shares of Common Stock (including Common Stock represented by ADSs) if the Tender Offer is fully subscribed, which would have represented approximately 1.24 per cent. of the Company's Issued Share Capital as at October 28, 2016. RUB 4,934,527,300 corresponds to US$78,276,131 translated at the Exchange Rate (as defined herein). The Offeror reserves the right, in its sole discretion, to change the purchase price range and to increase or decrease the value of shares of Common Stock sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, the Company may increase the number of shares of Common Stock accepted for payment in the Tender Offer by no more than 2% of the Issued Share Capital without amending or extending the Tender Offer.

        Holders of shares of Common Stock and ADS Holders should review this Offer to Purchase carefully. Capitalised terms used throughout this Offer to Purchase have the meaning ascribed to them in Part VIII (Definitions) of this Offer to Purchase.

        The attention of ADS Holders is drawn to Part VII of this Offer to Purchase as it contains important information specifically in respect of tendering ADSs. ADS Holders may participate in the Tender Offer by tendering ADSs. Ruble amounts will be converted by the ADS Depositary to US dollars (in the manner contemplated by the Deposit Agreement) and paid to those ADS Holders whose ADSs are accepted for purchase by the Offeror (less any applicable fees and expenses contemplated under the Deposit Agreement, including fees to be paid to the ADS Depository with respect to the subsequent cancellation of the ADSs). ADS Holders should be aware that the US dollar/ruble exchange rate that is prevailing on the date on which ADSs are tendered may be different than the US dollar/ruble exchange rate applied in connection with the conversion. In all cases, fluctuations in the US dollar/ruble exchange rate are at the risk of the tendering ADS Holders who will receive their consideration in US dollars and ADS Holders will bear the currency conversion costs. ADS Holders should note that there will be at least five business days between the date on which the ADS Tender Agent/ADS Depositary receives the ruble consideration on account of ADSs tendered and accepted in the Tender Offer and the date on which they will receive the payment for the ADSs. Holders of Common Stock should note that there will be up to five (5) Russian business days between the date when Common Stock is credited to the Offeror's account and the date on which Shareholders will receive the payment for the Common Stock without interest. Under no circumstances will the Company pay interest on the purchase price, even if there is a delay in making payment.

        Parts III and IV of this Offer to Purchase relate to Common Stock. Except as set forth in Part VII of this Offer to Purchase or as otherwise expressly noted, Parts III and IV of this Offer to Purchase do not apply directly to ADSs or to the tender of ADSs. However, Parts III and IV of the Offer to Purchase contain certain information relevant to ADS Holders as well as holders of shares of Common Stock.

        THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR ON THE COMPANY OBTAINING ADDITIONAL FINANCING. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE PART IV.

        The Offeror and the Company's majority shareholder, Sistema Public Joint-Stock Financial Corporation ("Sistema") have entered into a stock purchase agreement (the "Sistema Purchase Agreement") pursuant to which Sistema has agreed not to tender or sell any shares in the Tender Offer and instead has agreed to sell to the Offeror, following completion of the Tender Offer, a pro rata number of shares of Common Stock based on the number of shares that the Offeror purchases in the Tender Offer, such that Sistema's (together with its affiliated entities') aggregate percentage ownership and voting power in the Company after the Tender Offer will be substantially equal to Sistema's and such affiliates' ownership and voting power as at the date of the commencement of the Tender Offer. As described in more detail herein, Sistema may sell up to a maximum amount of 25,454,636 shares of Common Stock pursuant to the Sistema Purchase Agreement. The purchase of the shares of Common Stock pursuant to the Sistema Purchase Agreement will be carried out at the same price per share of Common Stock as is determined and paid as the Strike Price in the Tender Offer. Settlement (including transfer of the shares of Common Stock and payment thereof) under the Sistema Purchase Agreement is expected to occur no earlier than on the eleventh business day and no later than the twenty-first business day following the expiration of the Tender Offer. The closing of the purchase of the shares of Common Stock pursuant to the Sistema Purchase Agreement is subject to the completion of the Tender Offer. Assuming that the Tender Offer is fully subscribed for RUB 4,934,527,300, the aggregate purchase price for the shares of Common Stock purchased from Sistema under the Sistema Purchase Agreement is expected to be RUB 5,065,472,700 (corresponding to US$80,353,311 translated at the Exchange Rate). Sistema (together with its affiliated entities) beneficially owns 1,008,008,866 shares of Common Stock (in the form of shares and ADSs), representing beneficial ownership of approximately 50.44% (50.66% excluding shares of Common Stock held by the Company's subsidiaries) of the Company's Issued Share Capital as of October 28, 2016.

        The Company may decide at some time in the future to cancel the shares of Common Stock (including shares of Common Stock represented by ADSs) purchased in the Tender Offer and from Sistema. However, the Company (through its subsidiaries) may hold such shares of Common Stock for a certain period of time (including long-term) due to, among other things, the fact that (i) the cancellation process pursuant to Russian law may be lengthy and (ii) the Company (together with its subsidiaries) may use some or all of the purchased shares of Common Stock for general corporate purposes including for the purposes of obtaining financing for day-to-day operations.

        If you sell or have sold or otherwise transferred all of your Common Stock before 10:00 a.m. (Moscow time) on December 1, 2016 or ADSs before 5:00 p.m. (New York City time) on November 30, 2016 , please forward this Offer to Purchase and the accompanying documentation as soon as possible to the purchaser or transferee or to the bank, stockbroker or other agent through whom the sale or transfer was effected, for onward transmission to the purchaser or transferee. If you sell or have sold or otherwise transferred only part of your holding of Common Stock or ADSs, you should retain this Offer to Purchase and the accompanying documentation, and you should consult with the bank, stockbroker or other agent through whom the sale or transfer was effected.

        Any person (including, without limitation, custodians, nominees and trustees) who may have a contractual or legal obligation or may otherwise intend to forward this Offer to Purchase to any jurisdiction outside the Russian Federation or the United States should seek appropriate advice before taking any action. The distribution of this Offer to Purchase and any accompanying documents into jurisdictions other than the Russian Federation or the United States may be restricted by law. Any person not in the Russian Federation or in the United States into whose possession this Offer to Purchase and any accompanying documents come should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

        The Tender Offer is not being made, directly or indirectly, in or into, or by use of the mails of, or by other means (including, without limitation, facsimile transmission, email, telex and telephone), or via any facilities of a national securities exchange of Australia, Canada, Japan or any other jurisdiction where the making of this Offer to Purchase into or inside such jurisdiction would constitute violation of the laws of such jurisdiction. Copies of this Offer to Purchase are not being and must not be mailed or otherwise distributed or sent in or into any such jurisdiction, including to Shareholders with registered addresses in these jurisdictions or to persons whom the Company, the Offeror or the Dealer Manager know to be trustees, nominees or custodians holding Common Stock for such persons.

        THE BOARD OF DIRECTORS OF THE COMPANY HAS AUTHORIZED THE TRANSACTIONS RELATED TO THE TENDER OFFER AND THE COMPANY, AS THE SOLE SHAREHOLDER OF THE OFFEROR, HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, THE OFFEROR OR ANY MEMBER OF THE COMPANY'S BOARD OF DIRECTORS, CREDIT SUISSE SECURITIES (USA) LLC, THE DEALER MANAGER FOR THE TENDER OFFER, JP MORGAN CHASE BANK, N.A., THE ADS DEPOSITARY AND ADS TENDER AGENT FOR THE TENDER OFFER, JOINT STOCK COMPANY "INDEPENDENT REGISTRAR COMPANY", THE COMMON STOCK TENDER AGENT FOR THE TENDER OFFER, LIMITED LIABILITY COMPANY «NRC STOCK MARKET», THE COMMON STOCK DEPOSITARY AND BROKER FOR THE TENDER OFFER, OR GEORGESON LLC, OR GEORGESON (A TRADING NAME OF COMPUTERSHARE INVESTOR SERVICES PLC), THE INFORMATION AGENT FOR THE TENDER OFFER, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR COMMON STOCK OR ADSs OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR COMMON STOCK OR ADSs. NONE OF THE COMPANY, THE OFFEROR OR ANY MEMBER OF THEIR BOARD OF DIRECTORS, THE DEALER MANAGER, THE ADS DEPOSITORY AND ADS TENDER AGENT, THE COMMON STOCK TENDER AGENT, THE COMMON STOCK DEPOSITORY AND BROKER OR THE INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE TENDER OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR COMMON STOCK OR ADSs AND, IF SO, HOW MANY COMMON STOCK OR ADSs TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN

THIS OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE PART II.

        The Dealer Manager, the Company and the Offeror have entered into the Dealer Manager Agreement pursuant to which the Dealer Manager has been retained to act on the Company's and the Offeror's behalf in connection with the Tender Offer, including with respect to soliciting tenders of the Common Stock and ADSs and communicating generally regarding the Tender Offer with brokers, dealers, commercial banks, trust companies and similar holders of Common Stock and ADSs.

        The Tender Offer in respect of shares of Common Stock will close at 10:00 a.m. (Moscow time) on December 1, 2016, unless extended by means of an announcement posted on the Company's website and by a press release in the US and filed with the SEC. Any shares of Common Stock not tendered or not purchased in the course of this Tender Offer will remain owned by the holder thereof and remain registered on such holder's personal account in the Shareholders' register of the Company held by Joint Stock Company "Independent Registrar Company" or depo account with the depository, as applicable. The Offeror reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any particular share of Common Stock or any particular holder thereof. No tender of shares of Common Stock will be deemed to be validly made until all defects or irregularities have been cured or waived.

        The Tender Offer in respect of ADSs will close at 5:00 p.m. (New York City time) on November 30, 2016, unless extended by means of an announcement posted on the Company's website and by a press release in the US and filed with the SEC. ADS Holders who hold their ADSs in certificated or book entry form directly on the books of the Depositary who wish to tender should ensure that their completed ADS Letter of Transmittal, and, if held in certificated form, the ADR(s) representing the ADSs to be tendered, is returned by post or by hand (during normal business hours only) to the ADS Tender Agent, at the address on the ADS Letter of Transmittal by no later than 5:00 p.m. (New York City time) on November 30, 2016. Any ADS Holder who holds their ADSs through a bank, broker or other nominee should contact such bank, broker or nominee in order to determine the procedures required to be followed and the timing thereof in order to tender any ADSs in the Tender Offer.

        No person has been authorised to give any information or make any representations other than those contained in this Offer to Purchase and, if given or made, such information or representations must not be relied on as having been so authorised. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Offer to Purchase or that the information in it is correct as of any subsequent time.

        Credit Suisse Securities (USA) LLC is acting exclusively for the Offeror and the Company as dealer manager in connection with the Tender Offer and the production of this Offer to Purchase and is not advising, or acting for, any other person and will not be responsible to any person other than the Offeror and Company for providing the protections afforded to the clients of Credit Suisse Securities (USA) LLC or for providing advice in relation to the Tender Offer or any other matters or arrangements referred to or contained in this Offer to Purchase.

        Apart from the responsibilities and liabilities, if any, which may be imposed on Credit Suisse Securities (USA) LLC by the Securities Market Law or the regulatory regime established thereunder, Credit Suisse Securities (USA) LLC does not accept any responsibility or liability whatsoever for the contents of this Offer to Purchase, and no representation or warranty, express or implied, is made by Credit Suisse Securities (USA) LLC in relation to the contents of this Offer to Purchase, including its accuracy, completeness or verification or for any other statement made or purported to be made by it, or on its behalf, in connection with the Offeror, the Company or the Tender Offer. To the fullest extent permissible Credit Suisse Securities (USA) LLC accordingly disclaims all and any responsibility or liability whether arising in tort, contract or otherwise (save as referred to above), which it might otherwise have in respect of the contents of this Offer to Purchase or any such statement.

        Rule 13e-4 under the Exchange Act generally prohibits the Company and its affiliates from purchasing any shares of Common Stock or ADSs, other than in the Tender Offer, until ten business days after the Tender Offer expires, except pursuant to certain limited exceptions provided in Rule 14e-5. Pursuant to Rule 14e-5(b)(12) under the Exchange Act and due to the fact that Russian legislation does not prohibit this, the Offeror or its nominees or brokers may from time to time make certain purchases of, or arrangements to purchase shares of Common Stock outside the United States, otherwise than pursuant to the Tender Offer, before or during the period in which the Tender Offer remains open for acceptance, such as in open market purchases at prevailing prices or privately negotiated purchases at negotiated prices. In the event that the Offeror or its nominees or brokers purchase or make arrangements to purchase Common Stock or ADSs for a consideration greater than the Strike Price, the Strike Price will be increased to match the higher price. Such purchases, or arrangements to purchase will comply with applicable laws.

        The Tender Offer is being made for the securities of a Russian company and is subject to Russian disclosure requirements, which are different from certain U.S. disclosure requirements. Furthermore, the payment and settlement procedure with respect to the Tender Offer will comply with relevant Russian rules and market practices, which differ from standard U.S. payment and settlement procedures, particularly with regard to the date of payment of consideration. See Part 1 (Expected Timetable of Principal Events).

        The receipt of cash pursuant to the Tender Offer by a Shareholder will be a taxable transaction for US federal income tax purposes and may be a taxable transaction for non-US tax purposes as well. Part V of this Offer to Purchase further sets forth certain material Russian and US federal income tax consequences of the Tender Offer. However, tax consequences to each Shareholder will vary depending on individual circumstances, and each Shareholder should consult and seek individual advice from an appropriate professional tax adviser regarding the tax consequences of the Tender Offer to such Shareholder.

        Neither the Securities and Exchange Commission nor any US state securities commission has approved or disapproved of this transaction or passed upon the merits of fairness of such transaction or passed upon the adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offence.

        THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS ADDRESSED EXCLUSIVELY TO THE HOLDERS OF COMMON STOCK OR ADSs. NEITHER THIS OFFER TO PURCHASE NOR THE TENDER OFFER DESCRIBED HEREIN NOR ANY INFORMATION CONTAINED HEREIN CONSTITUTE AN OFFER ("OFERTA") PURSUANT TO RUSSIAN LAW, OR AN ADVERTISEMENT, OR AN OFFER OF SECURITIES TO AN UNLIMITED NUMBER OF PERSONS WITHIN OR OUTSIDE THE TERRITORY OF THE RUSSIAN FEDERATION, OR VOLUNTARY TENDER OFFER OR MANDATORY TENDER OFFER UNDER RUSSIAN LAW. NEITHER THIS OFFER TO PURCHASE NOR THE TENDER OFFER DESCRIBED HEREIN CONSTITUTE OR ARE INTENDED FOR PLACEMENT OR PUBLIC CIRCULATION OF SECURITIES OF FOREIGN ISSUERS IN THE RUSSIAN FEDERATION, FURTHERMORE THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN AUCTION UNDER LAWS OF THE RUSSIAN FEDERATION AND PROVISIONS OF ARTICLES 447 - 449 OF THE CIVIL CODE OF THE RUSSIAN FEDERATION DO NOT APPLY TO THIS TENDER OFFER. ADSs, TO WHICH THE TENDER OFFER RELATES, ARE NEITHER REGISTERED IN THE RUSSIAN FEDERATION NOR ADMITTED TO PLACEMENT, PUBLIC PLACEMENT OR PUBLIC CIRCULATION IN THE RUSSIAN FEDERATION IN ACCORDANCE WITH ARTICLE 51.1 OF RUSSIAN FEDERAL LAW NO. 39-FZ "ON THE SECURITIES MARKET", DATED APRIL 22, 1996 (AS AMENDED) (THE "SECURITIES MARKET LAW"). THE TENDER AND PURCHASE OF ADSs WILL BE CARRIED OUT EXCLUSIVELY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS OFFER TO PURCHASE. ANY INFORMATION IN THIS OFFER TO PURCHASE AND RELATED DOCUMENTS IN RESPECT OF ADSs IS ADDRESSED IN THE RUSSIAN FEDERATION SOLELY TO PERSONS WHO ARE "QUALIFIED INVESTORS" AS DEFINED IN THE SECURITIES MARKET LAW.

        The Dealer Manager for the Tender Offer is:

Dated October 31, 2016

Where to find help

        You will find answers to some of the questions most often asked by shareholders about tender offers and the procedure for participating in the Tender Offer in Part III of this Offer to Purchase.

        ADS Holders should also review Part VII as it contains important information specifically in respect of tendering ADSs.

        Questions and requests for assistance in connection with this Tender Offer may be directed to the Common Stock Tender Agent, Joint Stock Company "Independent Registrar Company", on 8-800-200-80-72 (toll free from within the Russian Federation), the Information Agent, Georgeson LLC, or Georgeson (a trading name of Computershare Investor Services PLC), on 1-866-257-5415 (toll from within the United States) and 00800-3814-3814 (toll free from within Europe) and at the following email address: MTS-offer@georgeson.com. Banks, brokers and institutional holders within the United States may call 1-866-257-5415.

        Holders of ADSs that have questions on how you can participate in the Tender Offer in respect of the ADSs, please contact such bank, broker or other nominee or the Information Agent on 1-866-257-5415.

        Please note that for legal reasons the Common Stock Tender Agent and the Information Agent will only be able to provide technical information regarding the mechanics of tendering into this Offer to Purchase and the completion of the accompanying Common Stock Letter of Transmittal and ADS Letter of Transmittal and will be unable to give advice on the merits of the Tender Offer or to provide legal, financial, investment, taxation or any other advice or information.

        If you need additional copies of this Offer to Purchase or the ADS Letter of Transmittal or the Common Stock Letter of Transmittal, please contact the Information Agent. If you hold your ADSs on the books of the ADS Depositary or through a bank, broker or other nominee, please direct any questions to the Information Agent.

Forward-Looking Statements

        This Offer to Purchase contains forward-looking statements that are subject to assumptions, risks and uncertainties associated with, among other things, the economic and business circumstances occurring from time to time in the countries, sectors and business segments in which the Company operates.

        Forward-looking statements can be identified typically by the use of forward-looking terminology such as "believes", "expects", "may", "will", "could", "should", "intends", "estimates", "plans", "assumes", "predicts" or "anticipates", as well as the negatives of such words and other words of similar meaning in connection with discussions of future operating or financial performance or of strategy that involve risks and uncertainties.

        The forward-looking statements in this Offer to Purchase are made based upon the Company's expectations and beliefs concerning future events affecting the Group and therefore involve a number of known and unknown risks and uncertainties. Such forward-looking statements are based on numerous assumptions regarding the Group's present and future business strategies and the environment in which it will operate, which may prove not to be accurate. The forward-looking statements are not guarantees and actual results could differ materially from those expressed or implied in these forward-looking statements; therefore, undue reliance should not be placed on such forward-looking statements.

        You are cautioned not to place any undue reliance on the forward-looking statements contained in this Offer to Purchase which speak only as at the date of this Offer to Purchase. Neither the Company nor any member of the Group undertakes any obligation publicly to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by any applicable laws and regulations.

Notice for US Holders of shares of Common Stock and ADS Holders

        Holders of Common Stock (but not ADS Holders in respect of their holdings of ADSs) who are located in the United States who wish to participate in the Tender Offer must follow the instructions set out in Part IV of this Offer to Purchase.

        For ADS Holders the instructions set out in Part IV as to participation in the Tender Offer do not apply. ADS Holders should refer to the instructions in Part VII in order to participate in the Tender Offer.

        If you are an ADS Holder or holder of Common Stock in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent on 1-866-257-5415 (toll free from within the United States) and 00800-3814-3814 (toll free from within Europe) and at the following email address: MTS-offer@georgeson.com. Banks, brokers and institutional holders within the United States may call 1-866-257-5415.

        For illustrative purposes only, this Offer to Purchase contains translations of certain ruble amounts into US dollars or US$ at a rate of US$ 1.00 to RUB 63.04, which was the exchange rate on October 28, 2016 (the "Exchange Rate")). The translations should not be construed as representations that the converted amounts actually represent such ruble amounts or that US dollar amounts could be converted into ruble at the rate indicated above.

Part I
Expected Timetable of Principal Events

Tender Offer commences	3:00 p.m. on October 31, 2016
Publication of the Company's financial results for the nine months ended September 30, 2016	November 17, 2016

Payment of the semi-annual dividend approved by the Company's general meeting of shareholders on September 30, 2016 to be paid to holders of shares of Common Stock and ADR holders that were holders of record as of October 14, 2016 by November 21, 2016
Latest time and date for receipt by ADS Tender Agent of ADS Letters of Transmittal for ADSs and ADR certificates or book-entry transfer of ADSs	5:00 p.m. (New York City time) on November 30, 2016
Latest time and date for receipt by Common Stock Tender Agent of Common Stock Letters of Transmittal for Common Stock	10:00 a.m. on December 1, 2016
Announcement of results of Tender Offer and pro-ration (if any)	by December 2, 2016
Return of unpurchased ADSs to ADS holders	on or about December 2, 2016
Dispatch of payment of net proceeds in respect ADSs	on or about December 12, 2016
Execution of purchase agreements in respect of shares of Common Stock under the Tender Offer	from December 5 through December 9, 2016
Credit of Common Stock accepted for purchase to the Offeror's account	From December 5 through December 16 , 2016
Credit of proceeds in respect of shares of Common Stock	From December 6 through December 23, 2016
Announcement of final Tender Offer results*	On or about December 19, 2016
Settlement with Sistema pursuant to the Sistema Purchase Agreement	No earlier than December 19, 2016

Notes:

Future dates are indicative only and may be subject to change by the Offeror, in which event details of the new times and dates will be notified via a press release in the Russian Federation and the United States and filed with the SEC.

A more detailed timetable with respect to ADS Holders is set out in Part VII of this Offer to Purchase.

References to times in this timetable are to Moscow time unless otherwise stated.

*
The final number of shares of Common Stock actually acquired in the Tender Offer will only be known once all Common Stock are credited to the Offeror's account.

 Part II
Background and Summary Term Sheet

        This Part II summarises the Tender Offer of shares of Common Stock (including Common Stock represented by ADSs) and the procedure that should be followed by those Shareholders who wish to participate in the Tender Offer. To help you understand what is involved in the Tender Offer with respect to shares of Common Stock and ADSs this summary of the terms and Conditions of the Tender Offer has been prepared. You should read the whole of this Offer to Purchase and not rely solely on the summary information in this Part II. Part IV of this Offer to Purchase and Common Stock Letter of Transmittal sets out the detailed terms and Conditions of the Tender Offer with respect to shares of Common Stock. ADS Holders are directed to Part VII of this Offer to Purchase for further information applicable to the Tender Offer with respect to ADSs. A list of defined terms is set out in Part VIII of this Offer to Purchase.

        In the event of any inconsistency between the contents of this Part II and the terms and Conditions set out in Part IV of this Offer to Purchase, the terms and Conditions set out in Part IV of this Offer to Purchase shall prevail.

1.     Tender Offer

1.1   Background

        This Tender Offer and the purchase of the shares of Common Stock pursuant to the Sistema Purchase Agreement is part of the Board's previously announced plan to improve shareholder returns through share buy-backs and reflects the Board's confidence in the future outlook and long-term value of the Company. The Board believes that the Tender Offer represents an efficient mechanism to provide the Company's Shareholders with the opportunity to tender all or a portion of their holdings and thereby receive a return of some or all of their investment if they so elect.

        At the Company's Board Meeting held on April 8, 2016, the Board tasked management to consider the advisability of a share repurchase program as an additional way to create further shareholder value. As part of such a program, the Group could allocate up to RUB 30 billion to be spent over the next three years on the repurchase of shares. The Board intends to support the Company's efforts to enhance shareholder returns by way of a tender offer by the Offeror, a wholly-owned subsidiary of the Company, for shares of the Company's Common Stock (including Common Stock represented by ADSs) at a price not greater than RUB 229.00 nor less than RUB 199.00 per share of Common Stock, to the holders in cash without interest, for a maximum aggregate purchase amount of RUB 4,934,527,300 (corresponding to US$78,276,131 translated at the Exchange Rate). At the Company's Board meeting on October 27, 2016 the Board approved the transactions related to the Tender Offer and the Company, as the sole shareholder of the Offeror, has approved the Tender Offer and the Sistema Purchase Agreement in the aggregate amount not exceeding US$158,629,442 / RUB 10 billion. On October 28, 2016 the Company, being the sole shareholder of the Offeror, approved the purchase by the Offeror of shares of Common Stock (including Common Stock represented by ADSs) in the Tender Offer and under the Sistema Purchase Agreement in the aggregate amount not exceeding US$158,629,442 / RUB 10 billion. The Tender Offer will be fully financed through a share capital increase which has been approved, and the necessary funds will be provided by the Company to the Offeror before expiration of the Tender Offer.

        Following the completion or termination of the Tender Offer, the Company intends to, from time to time, continue to repurchase shares of Common Stock (including Common Stock represented by ADSs). The amount of shares of Common Stock the Company may buy and the timing of any such repurchases depends on a number of factors, including the Company's stock price, the availability of financing on acceptable terms, the amount and timing of dividend payments and blackout periods in which the Company is restricted from repurchasing shares of Common Stock.

1.2   Benefits of the Tender Offer

        The Board considered various options for returning cash to Shareholders and determined that the Tender Offer of shares of Common Stock (including Common Stock represented by ADSs), would be the most appropriate means of returning cash to Shareholders. In particular, the Tender Offer:

  (a)
  provides those Shareholders who wish to sell shares of Common Stock or ADSs with the opportunity to do so;

  (b)
  enables those Shareholders who do not wish to receive capital at this time to maintain their full investment in the Company;

  (c)
  is available to all Shareholders regardless of the size of their shareholdings; and

  (d)
  allows the Company to broaden the scope of the return of capital to include Common Stock held by those Shareholders whose shares of Common Stock (including Common Stock represented by ADSs) might not be purchased by the Company through a regular share purchase programme.

1.3   Structure of the Tender Offer

        The Tender offer will be implemented through a procedure commonly called a modified "Dutch auction." This procedure allows each Shareholder to select the price, within a price range specified by the Company, at which the Shareholder is willing to sell its shares of Common Stock and ADSs. Purchases in the Tender Offer will be carried out by the Company through its wholly-owned subsidiary Stream Digital, LLC.

        The Company may decide at some time in the future to cancel the shares of Common Stock (including shares of Common Stock represented by ADSs) purchased in the Tender Offer and from Sistema. However, the Company (through its subsidiaries) may hold such shares of Common Stock for a certain period of time (including long-term) due to, among other things, the fact that (i) the cancellation process pursuant to Russian law may be lengthy and (ii) the Company (together with its subsidiaries) may use some or all of the purchased shares of Common Stock for general corporate purposes including for the purposes of obtaining financing for day-to-day operations.

        ADS Holders should refer to Part VII of this Offer to Purchase for a detailed explanation of how to tender ADSs.

        Shareholders can tender their shares of Common Stock in the following ways:

  (i)
  submit a tender at whatever is determined to be the Strike Price (as defined below) (referred to as a "Strike Price Tender");

  (ii)
  submit a tender at a single price in the Price Range (as defined below); or

  (iii)
  submit a tender at different prices in the Price Range (including a Strike Price Tender).

        Any tender other than a Strike Price Tender must be expressed in whole Rubles per share of Common Stock.

        If you want to participate in the tender offer and wish to maximize the chance of having shares of Common Stock accepted for purchase, you should check the box to submit a Strike Price Tender (as defined above). You should understand that this election may have the effect of lowering the Strike Price and could result in your shares of Common Stock being purchased at the minimum price of RUB 199.00 per share, a price that is below the last reported sale price of the Common Stock on Moscow Exchange on October 28, 2016, the last full trading day prior to announcement of the Tender Offer, which was RUB 213.30 per share of Common Stock, and could be below the last reported sale price of the Common Stock on Moscow Exchange on the expiration date of the Tender Offer.

        If the Offeror purchases your shares of Common Stock in the Tender Offer, it will pay you the Strike Price in cash, free of commission and dealing charges without interest in accordance with the procedures indicated in this Offer to Purchase. Under no circumstances will it pay interest on the Strike Price, even if there is a delay in making payment.

        Shareholders can decide whether they want to tender all, some or none of their Common Stock or ADSs in the Tender Offer. Shareholders do not have to tender any shares of Common Stock if they do not wish to do so.

        The Tender Offer will close at 10:00 a.m. (Moscow time) on December 1, 2016 (and for ADS Holders at 5:00 p.m. (New York City time) on November 30, 2016) and tenders received after that time will not be accepted (unless the Tender Offer is extended).

The Strike Price

        Tenders may be made in the range of RUB 199.00 to RUB 229.00 per share of Common Stock inclusive (the "Price Range"), in increments of RUB 5.00 only. The Offeror will select the single lowest purchase price (the "Strike Price"), not greater than RUB 229.00 nor less than RUB 199.00 per share of Common Stock, that will allow it to purchase RUB 4,934,527,300 in value of shares of Common Stock (including Common Stock represented by ADSs) at such price or, if fewer shares of Common Stock are properly tendered, all shares of Common Stock (including Common Stock represented by ADSs) that are properly tendered and not properly withdrawn. At the Maximum Price of RUB 229.00 per share of Common Stock to be purchased under the Tender Offer, the Offeror could purchase 21,548,154 shares of Common Stock (including Common Stock represented by ADSs) if the Tender Offer is fully subscribed, which would have represented approximately 1.08 per cent. of the Company's Issued Share Capital as at October 28, 2016, the latest practicable date for such determination prior to the publication of this Offer to Purchase. At the Minimum Price of RUB 199.00 per share of Common Stock to be purchased under the Tender Offer, the Offeror could purchase 24,796,619 shares of Common Stock (including Common Stock represented by ADSs) if the Tender Offer is fully subscribed, which would have represented approximately 1.24 per cent. of the Company's Issued Share Capital as at October 28, 2016. RUB 4,934,527,300 corresponds to US$78,276,131 translated at the Exchange Rate.

        The Offeror will purchase all shares of Common Stock at the Strike Price, even if you have selected a purchase price lower than the Strike Price, but it will not purchase any shares tendered at a price above the Strike Price. For illustrative purposes only, the Price Range is equivalent to US$3.2 to US$3.6 per share of Common Stock based on the Exchange Rate. RUB 199.00 per share of Common Stock represents a discount of 6.7 per cent. and RUB 229.00 per share of Common Stock represents a premium of 7.36 per cent. to the closing price of RUB 213.30 per share of Common Stock on October 28, 2016.

        All Shareholders who tender shares of Common Stock at a price below or at the Strike Price or as Strike Price Tenders will receive the Strike Price for all successful tenders accepted, subject, where applicable, to the scaling-back arrangements described below. ADS Holders should refer to Part VII of this Offer to Purchase for details regarding the ADS Strike Price.

Number of shares of Common Stock to be purchased

        If the aggregate value at the Strike Price of all validly tendered shares of Common Stock (including Common Stock represented by ADSs) is RUB 4,934,527,300 or less, then all shares of Common Stock (including Common Stock represented by ADSs) validly tendered will be purchased at the Strike Price.

        If the aggregate value at the Strike Price of all validly tendered shares of Common Stock (including Common Stock represented by ADSs) exceeds RUB 4,934,527,300, not all of the shares of Common Stock (including Common Stock represented by ADSs) validly tendered will be accepted and purchased. In these circumstances, the number of shares of Common Stock (including Common Stock represented by ADSs) which will be accepted and purchased will be as follows:

  (a)
  all valid tenders of shares of Common Stock at a price at or (if applicable) below the Strike Price or as a Strike Price Tender by a Shareholder will be scaled down pro-rata to the total number of Common Stock so tendered by that Shareholder, such that the total value of Common Stock (including Common Stock represented by ADSs) purchased pursuant to the Tender Offer does not exceed RUB 4,934,527,300; and

  (b)
  all tenders of shares of Common Stock at a price above the Strike Price will be rejected and will not be purchased by the Offeror.

        The Company may decide at some time in the future to cancel the shares of Common Stock (including shares of Common Stock represented by ADSs) purchased in the Tender Offer and from Sistema. However, the Company (through its subsidiaries) may hold such shares of Common Stock for a certain period of time (including long-term) due to, among other things, the fact that (i) the cancellation process pursuant to Russian law may be lengthy and (ii) the Company (together with its subsidiaries) may use some or all of the purchased shares of Common Stock for general corporate purposes including for the purposes of obtaining financing for day-to-day operations.

        Any rights of Shareholders who choose not to tender their shares of Common Stock or ADSs will be unaffected.

        Subject to any applicable rules and regulations of the SEC, the Offeror reserves the right at any time prior to the announcement of the results of the Tender Offer, to extend the period during which the Tender Offer is open, based on market conditions and/or other factors, subject to compliance with applicable legal and regulatory requirements. The Offeror reserves the right, in its sole discretion, to change the purchase price range and to increase or decrease the value of shares of Common Stock sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, the Offeror may increase the number of shares of Common Stock accepted for payment in the Tender Offer by no more than 2% of the Issued Share Capital without amending or extending the Tender Offer.

        Full details of the Tender Offer in respect of the Common Stock, including the terms and Conditions on which it is made, are set out in Part IV of this Offer to Purchase. Some questions and answers related to the Tender Offer in respect of shares of Common Stock are set out in Part III of this Offer to Purchase. Further details of the Tender Offer in respect of the ADSs, including some questions and answers relating to the tender of the Common Stock represented by ADSs and certain terms and Conditions on which the Tender Offer is made in respect of the ADSs, are set out in Part VII of this Offer to Purchase.

1.4   Circumstances in which the Tender Offer may not proceed

        The Tender Offer is conditional on there not arising any material adverse change or certain other force majeure events prior to the closing of the Tender Offer. Further details of these Conditions are set out in paragraph 2 of Part IV of this Offer to Purchase.

1.5   Full terms and Conditions of the Tender Offer

        Full details of the Tender Offer, including the terms and Conditions on which it is made, are set out in Part IV of this Offer to Purchase. Some questions and answers related to the Tender Offer are set out in Part III of this Offer to Purchase.

2.     Tax

        Shareholders should be aware that there will be tax considerations that they should take into account when deciding whether or not to participate in the Tender Offer. Summary details of certain Russian taxation and US federal income and Russian income taxation considerations are set out in Part V of this Offer to Purchase.

3.     Overseas Shareholders

        The attention of Shareholders who are not resident in the Russian Federation is drawn to section 6 of Part IV of this Offer to Purchase.

4.     Dealer Manager

        The Board has received services from Credit Suisse Securities (USA) LLC in relation to the Tender Offer that are customarily performed by investment banks in their capacity as dealer managers in connection with tender offers of a like nature. In providing its services, Credit Suisse Securities (USA) LLC has relied on the Board's commercial assessments.

5.     No recommendation

        Although the Board believes that the return of cash by means of a Tender Offer is in the best interests of the Shareholders as a whole and has approved the Tender Offer, the Board is not making a recommendation to Shareholders in relation to participation in the Tender Offer itself. Whether or not Shareholders decide to tender all or any of their shares of Common Stock (including Common Stock represented by ADSs) will depend, among other things, on their view of the Company's prospects and their own individual circumstances, including their tax position. Shareholders should make their own decision in respect of participation in the Tender Offer and are recommended to consult their duly authorised independent advisors.

6.     Actions to be taken if you wish to participate in the Tender Offer

        The Tender Offer in respect of Common Stock will close at 10:00 a.m. (Moscow time) on December 1, 2016, unless extended by means of an announcement posted on the Company's website and by a press release in the United States and filed with the SEC. Shareholders wishing to tender Common Stock for purchase under the Tender Offer should ensure that their completed Common Stock Letter of Transmittal together with all documents required to be attached thereto are returned in person or through their authorized representatives (including but not limited to a nominee holder) (during normal business hours only) to the Common Stock Tender Agent, at the Common Stock Tender Agent Offices indicated in Part VIII (Definitions) herein by no later than 10:00 a.m. (Moscow time) on December 1, 2016.

        For a detailed description of the procedures for tendering, see Part IV—Paragraphs 3.1-3.4.

        The Tender Offer in respect of ADSs will close at 5:00 p.m. (New York City time) on November 30, 2016, unless extended by means of an announcement posted on the Company's website, delivered through a press release in the US and filed with the SEC. ADS Holders who hold their ADSs in certificated or book entry form directly on the books of the Depositary who wish to tender should ensure that their completed ADS Letter of Transmittal, and, if held in certificated form, the ADR(s) representing the ADSs to be tendered, is returned by post or by hand (during normal business hours only) to the ADS Tender Agent, at the address on the ADS Letter of Transmittal by no later than 5:00 p.m. (New York City time) on November 30, 2016. Any ADS Holder who holds their ADSs through a bank, broker or other nominee should contact such bank, broker or nominee in order to determine the procedures required to be followed and the timing thereof in order to tender any ADSs in the Tender Offer.

        If you have questions on how you can deliver Common Stock Letters of Transmittal in order to participate in the Tender Offer in respect of shares of Common Stock, please call the Common Stock Tender Agent on 8-800-200-80-72 (from within the Russian Federation), the Information Agent on 1-866-257-5415 (toll free from within the United States) and 00800-3814-3814 (toll free from within Europe).

        If you have questions on how you can participate in the Tender Offer in respect of the ADSs, please call the Information Agent on 1-866-257-5415 (toll free from within the United States) and 00800-3814-3814 (toll free from within Europe) and at the following email address: MTS-offer@georgeson.com. Banks, brokers and institutional holders within the United States may call 1-866-257-5415.

        Please note that for legal reasons the Common Stock Tender Agent and the Information Agent will only be able to provide technical information regarding the mechanics of tendering into this Offer to Purchase and the completion of the accompanying Common Stock Letter of Transmittal and ADS Letter of Transmittal and will be unable to give advice on the merits of the Tender Offer or to provide legal, financial, investment, taxation or any other advice or information. If you hold your ADSs on the books of the ADS Depositary or through a bank, broker or other nominee, please direct any questions to the Information Agent.

Part III
Questions and Answers on the Tender Offer

1.     INTRODUCTION

        This Part III explains the Tender Offer primarily with respect to shares of Common Stock (and not ADSs). To help you understand what is involved in the Tender Offer with respect to Common Stock we have prepared a summary and some questions and answers.You should read the whole of this Offer to Purchase and not rely solely on the summary information in this Part III. Part IV of this Offer to Purchase sets out the detailed terms and Conditions of the Tender Offer with respect to shares of Common Stock. A list of defined terms is set out in Part VIII of this Offer to Purchase. ADS Holders are directed to Part VII of this Offer to Purchase for further information applicable to the Tender Offer with respect to ADSs.

        In the event of any inconsistency between the contents of this Part III and the terms and Conditions set out in Part IV of this Offer to Purchase, the terms and Conditions set out in Part IV of this Offer to Purchase shall prevail.

2.     YOU AND THE TENDER OFFER

Why am I receiving this Offer to Purchase?

        The Board has arranged to provide Shareholders with the opportunity to sell their shares of Common Stock under the Tender Offer.

What documents should I have received?

        Shareholders holding shares of Common Stock (including Common Stock represented by ADSs) should receive this Offer to Purchase and the accompanying ADS Letter of Transmittal and Common Stock Letter of Transmittal.

        If you have questions regarding these documents, please call the Common Stock Tender Agent on 8-800-200-80-72 (toll free from within the Russian Federation), the Information Agent on 1-866-257-5415 (toll free from within the United States) and 00800-3814-3814 (toll free from within Europe).

        If you are a holder of shares of Common Stock in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent on 1-866-257-5415 (toll free from within the United States) or at the following email address: MTS-offer@georgeson.com. Banks, brokers and institutional holders within the United States may call 1-866-257-5415.

Why is the Company returning money to its Shareholders?

        This Tender Offer and the purchase of shares of Common Stock from Sistema pursuant to the Sistema Purchase Agreement are part of the Board's previously announced plan to improve shareholder returns through share buy-backs and reflects the Board's confidence in the future outlook and long-term value of the Company.

        Through the Tender Offer, the Board intends to support the Company's efforts to enhance the shareholder returns representing up to RUB 4,934,527,300 (corresponding to US$78,276,131 translated at the Exchange Rate).

Why has the Company chosen a Tender Offer as a way of returning money to Shareholders?

        After careful consideration, including shareholder engagement, the Board considers the Tender Offer to be the most appropriate means of returning capital to the Shareholders, as it provides the

Shareholders with the opportunity to tender all or a portion of their holdings and thereby receive a return of some or all of their investment if they so elect.

Why has a Price Range been set?

        The Price Range (RUB 199.00 to RUB 229.00) has been set to give Shareholders guidance as to the levels at which the Offeror is prepared to purchase successfully tendered shares of Common Stock. The Price Range also allows Shareholders to indicate the price(s) at which they would be prepared to sell their shares of Common Stock.

Who is eligible to participate in the Tender Offer with respect to shares of Common Stock?

        Both private and institutional Shareholders are eligible to participate in the Tender Offer with respect to shares of Common Stock.

        Shareholders resident outside the Russian Federation, or who are nationals or citizens of jurisdictions other than the Russian Federation, should read the additional information set out in Part IV—Paragraph 4 of this Offer to Purchase.

Will all the shares of Common Stock that I tender be purchased?

        If the aggregate value of all validly tendered shares of Common Stock (including Common Stock represented by ADSs) is RUB 4,934,527,300 or less, then all shares of Common Stock (including Common Stock represented by ADSs) validly tendered will be purchased at the Strike Price.

Is it possible that some or all of the shares of Common Stock that I tender may not be purchased?

        If the aggregate value of all validly tendered shares of Common Stock (including Common Stock represented by ADSs) exceeds RUB 4,934,527,300, not all of the shares of Common Stock (including Common Stock represented by ADSs) validly tendered will be accepted and purchased. In these circumstances, the number of shares of Common Stock (including Common Stock represented by ADSs) which will be accepted and purchased will be as follows:

  (a)
  all valid tenders of shares of Common Stock at a price at or (if applicable) below the Strike Price or as a Strike Price Tender by a Shareholder will be scaled down pro-rata to the total number of Common Stock so tendered by that Shareholder, such that the total value of Common Stock (including Common Stock represented by ADSs) purchased pursuant to the Tender Offer does not exceed RUB 4,934,527,300; and

  (b)
  all tenders of shares of Common Stock at a price above the Strike Price will be rejected and will not be purchased by the Offeror.

What is a Strike Price Tender?

        A Strike Price Tender is a tender at the price determined to be the Strike Price. It does not require you to select a specific price within the Price Range for your shares of Common Stock. Instead, you let the process of the Tender Offer work out the price for you. All successful Strike Price Tenders will be purchased at the Strike Price, subject (if applicable) to the scaling down procedure described above and in paragraph 2.14 of Part IV of this Offer to Purchase.

        If you want to participate in the tender offer and wish to maximize the chance of having shares of Common Stock accepted for purchase, you should check the box to submit a Strike Price Tender. You should understand that this election may have the effect of lowering the Strike Price and could result in your shares of Common Stock being purchased at the minimum price of RUB 199.00 per share, a price that is below the last reported sale price of the Common Stock on Moscow Exchange on October 28,

2016, the last full trading day prior to announcement of the Tender Offer, which was RUB 213.30 per share of Common Stock, and could be below the last reported sale price of the Common Stock on Moscow Exchange on the expiration date of the Tender Offer.

What is the maximum number of shares of Common Stock that I can tender?

        If you are a Shareholder you can tender all of the shares of Common Stock which are held by you on the date of delivery of the Common Stock Letter of Transmittal. However, the amount to be purchased from you may be scaled back as described above and in paragraph 2.14 of Part IV of this Offer to Purchase.

Can I tender some, but not all, of my shares of Common Stock?

        Yes, you can indicate the amount of shares of Common Stock that you wish to tender in the Common Stock Letter of Transmittal. Such amount should not exceed the total number of Common Stock held by you at your personal account or the depo account as of the date of delivery of the Common Stock Letter of Transmittal.

Can I tender some of my shares at one price and some at another?

        Yes. You can specify how many shares of Common Stock that you wish to tender at each price in the Price Range (including any Strike Price Tenders). The total number of shares of Common Stock tendered by you at price(s) in the Price Range and/or as Strike Price Tenders should not exceed the total number of Common Stock held by you at the time of delivery of the Common Stock Letter of Transmittal which would not change on the Common Stock Closing Date (unless the Tender Offer is extended).

Do I have to tender my shares of Common Stock?

        No. You are not obliged to tender any of your shares of Common Stock. If you choose not to tender any Common Stock, you will not receive any money under the Tender Offer. Your holding of shares of Common Stock will then be unaffected, save for the fact that, assuming successful completion of the Tender Offer of Common Stock by the Offeror, you may end up owning a greater percentage of the Issued Share Capital after the Tender Offer by the Offeror than you did before, as there may be fewer shares of Common Stock in issue after completion of the Tender Offer if the Company decides to cancel the tendered shares of Common Stock.

Can I tender my shares of Common Stock by guaranteed delivery?

        No. Neither shares of Common Stock nor ADSs may be tendered in the Tender Offer by guaranteed delivery.

What will I receive?

        What you receive will depend on the action that you take. If you decide to participate and your shares of Common Stock are successfully tendered in the Tender Offer, you will sell your Common Stock and will receive cash proceeds for them. If you decide to keep your shares of Common Stock, you will not receive any money under the Tender Offer but, assuming successful completion of the Tender Offer and the settlement of the shares of Common Stock purchased pursuant to the Sistema Purchase Agreement, you may end up owning a greater percentage of the Issued Share Capital of the Company after the Tender Offer than you did before if the Company decides to cancel the tendered shares of Common Stock, as explained above.

What price will I receive for each share of Common Stock that I sell?

        The Strike Price will be the actual price at which successfully tendered shares of Common Stock will be acquired. The Offeror will select the single lowest Strike Price within the Price Range that will allow it to purchase RUB 4,934,527,300 in value of shares of Common Stock (including Common Stock represented by ADSs) at such price or, if fewer shares of Common Stock are properly tendered, all shares of Common Stock (including Common Stock represented by ADSs) that are properly tendered and not properly withdrawn.

        The Strike Price will be announced on or about December 2, 2016 (unless the Tender Offer is extended), but will fall in the Price Range of RUB 199.00 to RUB 229.00 per share of Common Stock inclusive.

What do I need to do now?

        If you hold shares of Common Stock and you wish to tender some or all of your Common Stock, you should follow the procedures set out in Part IV of this Offer to Purchase in respect of tendering shares of Common Stock.

        If you are a Shareholder whose shares of Common Stock are registered with your personal account in the Company's register held by Joint Stock Company "Independent Registrar Company", you must prior to the Common Stock Closing Date properly complete, sign and deliver the Common Stock Letter of Transmittal and any other documents required by the Common Stock Letter of Transmittal to Joint Stock Company "Independent Registrar Company" at the addresses specified in this Offer to Purchase, or have your duly authorized representative complete these actions on your behalf The Offeror will be deemed to have accepted for purchase validly tendered Common Stock when, as and if it announces the results of the Tender Offer.

        After your shares of Common Stock have been validly tendered and accepted for purchase in accordance with this Offer to Purchase, you must during the Execution Period (as defined herein) appear at the offices of Joint Stock Company "Independent Registrar Company" at the addresses specified in this Offer to Purchase or have your duly authorized representative appear at the offices of Joint Stock Company "Independent Registrar Company" to sign a share purchase agreement and file with Joint Stock Company "Independent Registrar Company" an instruction on debiting (crediting) (transfer order) and other documents required to effect the transfer of title to the relevant amount of the shares of Common Stock in relation to which you have entered into share purchase agreement to Stream Digital, LLC. The share purchase agreement relating to the Common Stock may be signed by Limited Liability Company «NRC Stock Market» on behalf of the Offeror. The Offeror will not be required to purchase any shares of Common Stock if the procedures set out above have not been complied with.

        If you are a Shareholder whose title to shares of Common Stock are registered with a depo account held with a Russian licensed depository (nominee holder), you must properly authorize and instruct your representative (including but not limited to your nominee holder) to properly complete, sign and deliver the Common Stock Letter of Transmittal and any other documents required by the Common Stock Letter of Transmittal to Joint Stock Company "Independent Registrar Company" at the addresses specified in this Offer to Purchase prior to the Common Stock Closing Date. Otherwise you can undertake all actions specified above yourself without engaging your representative (unless otherwise provided for by the applicable legislation). The Offeror will be deemed to have accepted for purchase validly tendered Common Stock when, as and if it announces the results of the Tender Offer.

        After your shares of Common Stock have been validly tendered and accepted for purchase in accordance with this Offer to Purchase, you must during the Execution Period, have your duly authorized representative (including but not limited to your nominee holder) appear at the offices of

Joint Stock Company "Independent Registrar Company" at the address specified in this Offer to Purchase to sign on your behalf a share purchase agreement and effect all actions required to credit the shares of Common Stock tendered to Stream Digital, LLC. Alternatively, you may do all actions specified above yourself without authorizing your representative, unless otherwise required by applicable legislation. The share purchase agreement relating to the Common Stock may be signed by Limited Liability Company «NRC Stock Market» on behalf of the Offeror. You will not be obligated to pay a brokerage commission in connection with your tender of Common Stock pursuant to this Tender Offer, but you may be charged a fee by a brokerage firm or similar nominee for processing the tender(s) on your behalf and effecting transfer of Common Stock pursuant to your instructions. The Offeror will not be required to purchase any Common Stock if the procedures set out above have not been complied with.

        Russian licensed securities trustees wishing to tender shares of Common Stock pursuant to the Tender Offer should follow the same procedures as holders of shares of Common Stock holding their Common Stock on a personal account in the Company's Shareholders' register held by Joint Stock Company "Independent Registrar Company" or a depo account with a licensed Russian depositary (nominee holder). If you wish to tender shares of Common Stocks and your Common Stock are registered with an account of a non-licensed Russian securities trustee, certain restrictions on the transfer of such shares of Common Stock may apply and you need to consult your non-licensed securities trustee with respect to procedures for the transfer of your Common Stock. The Offeror will not be required to purchase any shares of Common Stock if the procedures set out above have not been complied with.

        If you are a Shareholder and your title to the shares of Common Stock are evidenced in another way than provided for above (with a foreign nominal holder, foreign custodian), please refer to the instructions indicated for each relevant case in the Common Stock Letter of Transmittal.

        Completed Common Stock Letter of Transmittal and accompanying documents (as appropriate) must be received by the Common Stock Tender Agent by no later than 10:00 a.m. (Moscow time) on December 1, 2016 after which time Common Stock Letter of Transmittal and accompanying documents (as appropriate) will be rejected (unless the Tender Offer is extended). For a detailed description of the procedures for tendering, see Part IV—Paragraphs 3.1-3.4.

If my shares of Common Stock are held by my broker or other nominee, will that person tender my Common Stock on my behalf?

        Only if you provide instructions to your broker or other nominee to do so. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to tender your shares of Common Stock. Without your specific instructions, your Common Stock will not be tendered for purchase under the Tender Offer.

Can I withdraw my tender?

        You can withdraw or amend your tender of shares of Common Stock up until 10:00 a.m. (Moscow time) on December 1, 2016, which is the Common Stock Closing Date of the Tender Offer (unless the Tender Offer is extended) by completing, signing and delivering of a Notice of Withdrawal to Joint Stock Company "Independent Registrar Company" at the addresses specified in this Offer to Purchase, or have your duly authorized representative do it on your behalf. You may withdraw your previously tendered shares of Common Stock if the tender of such shares of Common Stock is not accepted for payment as provided in this Offer to Purchase by the earlier of: (i) the expiration of five Russian business days after crediting the shares of Common Stock to the Offeror's account under the share purchase agreement; and (ii) by 12:00 midnight on December 28, 2016. See Part IV—Paragraph 3.2. The Shareholder may deliver new tender of shares of Common Stock after the previous tender has been withdrawn up until 10:00 a.m. (Moscow time) on December 1, 2016. In case one Shareholder has delivered multiple tenders, a tender received closer to the Common Stock Closing Date of the Tender Offer will be considered.

When do I receive my cash?

        Under the expected timetable of events as set out in Part I of this Offer to Purchase, it is anticipated that, accounts of the holders of shares of Common Stock will be credited within 5 Russian business days after the Common Stock has been credited to the personal account or depo account of the Offeror.

Do I have to pay any costs and expenses?

        No. Neither the Company nor the Offeror is imposing any fees in connection with the Tender Offer. If you own your shares of Common Stock through a bank, broker, dealer, trust company or other nominee and such nominee tenders your Common Stock on your behalf, such nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

What is the tax treatment for Shareholders?

        For information on certain Russian and US federal income tax consequences of the Tender Offer, please see Part V of this Offer to Purchase. This information is for guidance only and does not constitute tax advice. You should consult an individual tax adviser.

What happens if I sell my shares of Common Stock after receiving this Offer to Purchase?

        You may trade your shares of Common Stock in the normal way during the Tender Offer period.

        If you have sold or otherwise transferred all of your Common Stock, please forward this Offer to Purchase at once to the purchaser or transferee or the agent through whom the sale or transfer was effected, for onward delivery to the purchaser or transferee (but not if such purchaser, transferee or agent is resident in Australia, Canada or Japan). If you have sold part of your holding of Common Stock, please retain these documents and contact the bank, stockbroker or other agent through whom the sale or transfer was effected as to the actions you should take.

What if I am resident outside the Russian Federation?

        Shareholders resident outside the Russian Federation, or who are nationals or citizens of jurisdictions other than the Russian Federation, should read the additional information set out in Paragraph 4 of Part IV of this Offer to Purchase.

Is there a general meeting of Shareholders to approve the repurchase of shares of Common Stock associated with the Tender Offer and do I need to attend?

        At the Company's Board Meeting held on April 8, 2016, Directors tasked management to consider the advisability of a share repurchase program as an additional way to create further shareholder value. As part of such a program, the Group could allocate up to RUB 30 billion to be spent over the next three years on the repurchase of shares. At the Board meeting on October 27, 2016 the Board approved the transactions related to the Tender Offer and the Company, as the sole shareholder of the Offeror, has approved the Tender Offer and the Sistema Purchase agreement in the aggregate amount not exceeding US$158,629,442 / RUB 10 billion. On October 28, 2016 the Company, being the sole shareholder of the Offeror, approved the purchase by the Offeror of shares of Common Stock (including Common Stock represented by ADSs) in the Tender Offer and under the Sistema Purchase

Agreement in the aggregate amount not exceeding US$158,629,442 / RUB 10 billion. There will be no General Meeting of Shareholders of the Company. The purpose of this Offer to Purchase is to give Shareholders details of the Tender Offer of Common Stock by the Offeror.

What if I have any more questions?

        If you have questions on how you can participate in the Tender Offer in respect of shares of Common Stock, please call the Common Stock Tender Agent on 8-800-200-80-72 (from within the Russian Federation) and the Information Agent on 1-866-257-5415 (toll free from within the United States) and 00800-3814-3814 (toll free from within Europe).

        If you have questions on how you can participate in the Tender Offer in respect of the ADSs, please call the Information Agent on 1-866-257-5415 (toll free from within the United States) and 00800-3814-3814 (toll free from within Europe) and at the following email address: MTS-offer@georgeson.com. Banks, brokers and institutional holders within the United States may call 1-866-257-5415.

        Please note that for legal reasons the Common Stock Tender Agent and the Information Agent will only be able to provide technical information regarding the mechanics of tendering into this Offer to Purchase and the completion of the accompanying Common Stock Letter of Transmittal and ADS Letter of Transmittal and will be unable to give advice on the merits of the Tender Offer or to provide legal, financial, investment, taxation or any other advice or information. If you hold your ADSs on the books of the ADS Depositary or through a bank, broker or other nominee, please direct any questions to the Information Agent.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and obtained by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington D.C. 20549, at prescribed rates. The SEC also maintains a website on the internet at www.sec.gov that contains reports and other information that the Company files with or furnishes to the SEC, including the Schedule TO and the exhibits and any amendments and supplements thereto.

3.     THE TENDER OFFER

How many shares of Common Stock will there be after the Tender Offer and the purchase of shares of Common Stock from Sistema pursuant to the Sistema Purchase Agreement?

        We are unable to give an exact number at this stage, as it will depend on how many of the shares of Common Stock that are successfully tendered and the prices at which they are tendered. Upon the purchase of shares of Common Stock by the Offeror pursuant to the Tender Offer, between 24,796,619 shares of Common Stock (if the Strike Price is the Minimum Price) and 21,548,154 shares of Common Stock (if the Strike Price is the Maximum Price), would be tendered and purchased, while approximately between 25,454,636 shares of Common Stock (if the Strike Price in the Tender Offer is the Minimum Price) and 22,119,967 shares of Common Stock (if the Strike Price in the Tender Offer is the Maximum Price) may be purchased pursuant to the Sistema Purchase Agreement from Sistema. If the Tender Offer is not fully subscribed, or if those who have tendered fail to actually deliver their Common Stock, then fewer shares of Common Stock may be tendered and purchased as a result of the Tender Offer, as well as purchased pursuant to the Sistema Purchase Agreement.

Can the Offeror decide not to proceed with the Tender Offer and the purchase of shares of Common Stock from Sistema pursuant to the Sistema Purchase Agreement?

        The Tender Offer is conditional upon the satisfaction of the Conditions set out in paragraph 2 of Part IV of this Offer to Purchase. Should the Conditions not be satisfied or waived by the Offeror, then the Tender Offer will not proceed. The closing of the purchase of shares of Common Stock from Sistema pursuant to the Sistema Purchase Agreement is subject to the completion of the Tender Offer.

What will happen to the shares of Common Stock that are successfully tendered?

        The Tender Offer is being made by the Offeror, a wholly-owned subsidiary of the Company.

        The Company may decide at some time in the future to cancel the shares of Common Stock (including shares of Common Stock represented by ADSs) purchased in the Tender Offer and from Sistema. However, the Company (through its subsidiaries) may hold such shares of Common Stock for a certain period of time (including long-term) due to, among other things, the fact that (i) the cancellation process pursuant to Russian law may be lengthy and (ii) the Company (together with its subsidiaries) may use some or all of the purchased shares of Common Stock for general corporate purposes including for the purposes of obtaining financing for day-to-day operations.

How much will the Offeror pay for the shares of Common Stock and how will the Tender Offer be financed?

        It is proposed that shares of Common Stock (including Common Stock represented by ADSs) for a value of up to RUB 4,934,527,300 are purchased under the Tender Offer (corresponding to US$78,276,131 translated at the Exchange Rate). In addition, assuming that the Tender Offer is fully subscribed for RUB 4,934,527,300, the value of shares of Common Stock purchased from Sistema under the Sistema Purchase Agreement is expected to be RUB 5,065,472,700 (corresponding to US$80,353,311 translated at the Exchange Rate).

        On October 27, 2016, the Company's Board of Directors and the Offeror's sole shareholder approved provision of a contribution to the Offeror's charter capital for the purpose of the Tender Offer. The Tender Offer will be fully financed through share capital increase and the necessary funds will be provided to the Offeror before expiration of the Tender Offer. The Offeror expects that it will incur expenses in connection with the Tender Offer of approximately US$1.5 million, including with respect to financial and legal advisors, filing fees, solicitation expenses and printing costs.

Part IV
Details of the Tender Offer in respect of shares of Common Stock

        This Part IV relates to shares of Common Stock and the Tender Offer in respect of the shares of Common Stock (and not ADSs). Except as otherwise expressly noted and except as set forth in this Part IV, this Part IV does not apply to ADSs or the tender of ADSs. However, the following Part IV contains certain information relevant to ADS Holders as well as holders of shares of Common Stock. ADS Holders are directed to Part VII of this Offer to Purchase for further details of the Tender Offer with respect to ADSs.

1.     INTRODUCTION

        Shareholders are hereby invited to tender shares of Common Stock for purchase by the Offeror on the terms and subject to the Conditions set out in this Offer to Purchase.

        Shareholders do not have to tender any shares of Common Stock if they do not wish to do so. The rights of Shareholders who choose not to tender their Common Stock will be unaffected.

        Purchases in the Tender Offer will be carried out by the Company's wholly-owned subsidiary, Stream Digital, LLC.

        The Company may decide at some time in the future to cancel the shares of Common Stock (including shares of Common Stock represented by ADSs) purchased in the Tender Offer and from Sistema. However, the Company (through its subsidiaries) may hold such shares of Common Stock for a certain period of time (including long-term) due to, among other things, the fact that (i) the cancellation process pursuant to Russian law may be lengthy and (ii) the Company (together with its subsidiaries) may use some or all of the purchased shares of Common Stock for general corporate purposes including for the purposes of obtaining financing for day-to-day operations.

2.     TERMS AND CONDITIONS OF THE TENDER OFFER

2.1
The Tender Offer is conditional on the following (the "Conditions"):

(a)
in the reasonable opinion of the Board, there shall not have occurred prior to the Unconditional Time (as defined below) a material adverse change in or affecting, or any development reasonably likely to give rise to or involve a prospective material adverse change in or affecting, the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalization, stockholders' equity, operations, licences, results of operations, credit rating or prospects of the Company or any other member of the Group, whether or not arising in the ordinary course of business;

(b)
there shall not have occurred at any time prior to the Unconditional Time and it is unlikely that there will occur immediately after the Unconditional Time:

(i)
any material adverse change in the financial markets in the United States, the Russian Federation or in any member or associate member of the European Union or the international financial markets, any outbreak or escalation of hostilities, war, act of terrorism, declaration of emergency or martial law or other calamity or crisis or event or any change or development involving a prospective change in national or international political, financial, economic, monetary or market conditions or currency exchange rates or controls;

(ii)
any suspension of, or occurrence of material limitations to trading in any securities of the Company by the Moscow Exchange or the New York Stock Exchange or any other exchange or over the counter market, or of trading generally on the Moscow Exchange or

      New York Stock Exchange or minimum or maximum prices for trading having been fixed, or maximum ranges for prices of securities having been required, by any of said exchanges or by order of any governmental authority, or a material disruption in commercial banking or securities settlement or clearance services in the United States, the Russian Federation or in Europe; or

    (iii)
    a declaration of a banking moratorium by the United States, the Russian Federation or any member or associate member of the European Union,

    (iv)
    any threatened, instituted, or pending action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

    (a)
    challenges or seeks to challenge, restrain, prohibit or delay the making of the Tender Offer, the acquisition of the shares of Common Stock (including Common Stock represented by ADSs) in the Tender Offer, or any other matter relating to the Tender Offer and repurchase of Common Stock, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Tender Offer and repurchase of Common Stock;

    (b)
    seeks to make the purchase of, or payment for, some or all of the shares of Common Stock (including Common Stock represented by ADSs) pursuant to the Tender Offer illegal or results in a delay in the ability to accept for payment or pay for some or all of the Common Stock;

    (c)
    seeks to make the repurchase, or payment for, some or all of the shares of Common Stock (including Common Stock represented by ADSs) to be repurchased by the Offeror pursuant to the subsequent repurchase, illegal, or results in a delay in the ability to accept payment or pay for some or all of such repurchased shares of Common Stock; or

    (d)
    otherwise could reasonably be expected to materially adversely affect the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalization, stockholders' equity, operations, licenses, results of operations, credit rating or prospects of the Company or any other member of the Group or any of their respective affiliates, whether or not arising in the ordinary course of business, taken as a whole, or the value of the shares of Common Stock (including Common Stock represented by ADSs);

    (v)
    any action taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Tender Offer and the repurchase of shares of Common Stock or the Company or any other member of the Group or any of their respective affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which,

    (a)
    indicates that any approval or other action of any such court, agency or authority may be required in connection with the Tender Offer, the purchase of the shares of Common Stock (including Common Stock represented by ADSs) thereunder or the subsequent repurchase of Common Stock;

    (b)
    could reasonably be expected to prohibit, restrict or delay consummation of the Tender Offer or the repurchase of Common Stock; or

    (c)
    otherwise could reasonably be expected to materially adversely affect the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalization, stockholders' equity, operations, licenses, results of operations, credit rating or prospects of the Company or any other member of the Group or any of their respective affiliates, whether or not arising in the ordinary course of business, taken as a whole, or the value of the shares of Common Stock (including Common Stock represented by ADSs);

    which in the opinion of the Board, acting reasonably, makes or would be likely to make it impracticable, impossible or unduly onerous to proceed with the Tender Offer as contemplated by this Offer to Purchase;

  (c)
  at no time during which the Tender Offer remains open, shall the closing price of the shares of Common Stock on the Moscow Exchange have fallen below RUB 170.64 per share of Common Stock; or

  (d)
  at no time during which the Tender Offer remains open, shall the aggregate value of the MICEX Index have fallen more than 20 per cent. at the close of trading on any day from the aggregate value of 1,981.76 (being the aggregate value of the MICEX Index as at the close of trading on October 28, 2016).

  For these purposes, the "Unconditional Time" shall be, subject to the satisfaction or (in accordance with these terms and conditions) waiver, where applicable, of the Conditions referred to above, 10:00 a.m. (Moscow time) on the Common Stock Closing Date (unless the Tender Offer is extended).

  The Conditions referred to above are for the sole benefit of the Offeror and may be asserted by it regardless of the circumstances giving rise to any such Condition, and may be waived by the Offeror, in whole or in part, at any time and from time to time in the Offeror's reasonable discretion. The Offeror's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if the Offeror waives any of the Conditions described above, it may be required to extend the expiration date of the Tender Offer. Any determination by the Offeror concerning the events described above will be final and binding on all parties. Subject to paragraph 2.21 below, if the Conditions are not satisfied or, where applicable, waived by 10:00 a.m. (Moscow time) on the Common Stock Closing Date (unless the Tender Offer is extended), the Tender Offer will lapse.

2.2
(a) Shares of Common Stock may be tendered under the Tender Offer in the following ways:

  (i)
  as a tender at the Strike Price (a "Strike Price Tender");

  (ii)
  as a tender at a single price in the Price Range; or

  (iii)
  as a tender at more than one of the prices in the Price Range (including a Strike Price Tender).

(b)
Tenders other than Strike Price Tenders must be expressed in whole Rubles per share of Common Stock.

(c)
The total number of shares of Common Stock tendered by any Shareholder at price(s) in the Price Range and/or as Strike Price Tenders must not exceed the total number of shares of Common Stock held by that Shareholder at the date of delivery of the Common Stock Letter of Transmittal on the Common Stock Closing Date (unless the Tender Offer is extended).

2.3
The Tender Offer in respect of shares of Common Stock is available only to Shareholders who hold Common Stock on the Common Stock Closing Date (unless the Tender Offer is extended) and in respect of the number of shares of Common Stock that they hold. No shares of Common Stock may be tendered in the Tender Offer by guaranteed delivery.

2.4
Tenders in respect of shares of Common Stock may be withdrawn by written notice received by the Common Stock Tender Agent, at any time until 10:00 a.m. (Moscow time) on December 1, 2016. After 10:00 a.m. (Moscow time) on December 1, 2016, all tenders will be irrevocable. All questions as to the validity of notices of withdrawal (including time of receipt) will be determined by the Offeror in its sole discretion, which determination shall be final and binding (except as otherwise required under applicable law). None of the Offeror, the Common Stock Tender Agent or any other person is or will be obliged to give notice of any defects or irregularities in any Notice of Withdrawal, and none of them will incur any liability for failure to give any such notice. Shareholder may send new Common Stock Letter of Transmittal after the previous one has been withdrawn up until 10:00 a.m. (Moscow time) on December 1, 2016. In case one Shareholder has sent multiple Common Stock Letter of Transmittal, the one received closer to the Common Stock Closing Date of the Tender Offer will be considered.

  Notwithstanding the foregoing, you may withdraw your previously tendered shares of Common Stock if the tender of such shares of Common Stock is not accepted for payment as provided in this Offer to Purchase by the earlier of: (i) the expiration of five Russian business days after crediting the shares of Common Stock to the Offeror's account under the share purchase agreement; and (ii) by 12:00 midnight on December 28, 2016.

2.5
Subject to paragraph 2.21 below, the Tender Offer in respect of shares of Common Stock will close at 10:00 a.m. (Moscow time) on the Common Stock Closing Date (unless the Tender Offer is extended) and no tenders received after that time will be accepted.

2.6
All or any part of a holding of shares of Common Stock may be tendered. Purchases in the Tender Offer will be carried out by the Company through its wholly-owned subsidiary Stream Digital, LLC. Common Stock successfully tendered will be sold to the Offeror fully paid and free from all liens, charges, equitable interests and encumbrances and with all rights attaching to the same.

  The Company may decide at some time in the future to cancel the shares of Common Stock (including shares of Common Stock represented by ADSs) purchased in the Tender Offer and from Sistema. However, the Company (through its subsidiaries) may hold such shares of Common Stock for a certain period of time (including long-term) due to, among other things, the fact that (i) the cancellation process pursuant to Russian law may be lengthy and (ii) the Company (together with its subsidiaries) may use some or all of the purchased shares of Common Stock for general corporate purposes including for the purposes of obtaining financing for day-to-day operations.

2.7	(a)	To tender your shares of Common Stock, you must provide a Common Stock Letter of Transmittal, enter into a share purchase agreement and take certain other action, as further described in Paragraph 3.1 below.
(b)
The Tender Offer and all tenders will be governed by and construed in accordance with Russian law and, to the extent applicable, US federal law. Delivery of a Common Stock Letter of Transmittal will constitute submission to the jurisdiction of the Russian courts.
2.8
Subject to paragraph 2.21 below, the results of the Tender Offer and, if applicable, the extent to which tenders will be scaled down, in accordance with the terms and Conditions of the Tender Offer will be announced on or about December 2, 2016 (unless the Tender Offer is extended).

2.9
All documents and remittances sent by or to Shareholders and all instructions made by or on behalf of a Shareholder will be sent or made (as the case may be) at the risk of the person entitled thereto. If the Tender Offer does not become unconditional and lapses or is withdrawn, then the shares of Common Stock will remain with the respective Shareholder.

  If you are a holder of shares of Common Stock in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent at 1-866-257-5415 and at the following email address: MTS-offer@georgeson.com. Banks, brokers and institutional holders within the United States may call 1-866-257-5415.

2.10
The lowest price per share at which tenders of Common Stock will be accepted is the Minimum Price of RUB 199.00 per share of Common Stock. The highest price per share at which tenders of Common Stock will be accepted is the Maximum Price of RUB 229.00 per share of Common Stock. Only tenders of shares of Common Stock made at RUB 5.00 increments in the Price Range will be accepted.

2.11
The Strike Price will be the single lowest purchase price, not greater than the Maximum Price nor less than the Minimum Price per share of Common Stock, that will allow the Offeror to purchase RUB 4,934,527,300 in value of Common Stock (including Common Stock represented by ADSs) or, if fewer shares of Common Stock are properly tendered, all shares of Common Stock (including Common Stock represented by ADSs) that are properly tendered and not properly withdrawn. All holders of shares of Common Stock who tender at a price below or at the Strike Price or as Strike Price Tenders will receive the Strike Price for all successful tenders accepted, subject, where applicable, to the scaling back arrangements described in 2.13 below.

2.12
If the aggregate value of all validly tendered shares of Common Stock (including Common Stock represented by ADSs) is RUB 4,934,527,300 or less, then all shares of Common Stock (including Common Stock represented by ADSs) validly tendered will be purchased at the Strike Price, regardless of the price within the Price Range at which individual Shareholders choose to tender their shares of Common Stock.

2.13
If the aggregate value of all validly tendered shares of Common Stock (including Common Stock represented by ADSs) exceeds RUB 4,934,527,300, not all of the shares of Common Stock (including Common Stock represented by ADSs) validly tendered will be accepted and purchased. In these circumstances, the number of shares of Common Stock (including Common Stock represented by ADSs) which will be accepted and purchased will be as follows:

(a)
all valid tenders of shares of Common Stock at a price at or (if applicable) below the Strike Price or as a Strike Price Tender by a Shareholder will be scaled down pro-rata to the total number of Common Stock so tendered by that Shareholder, such that the total value of Common Stock (including Common Stock represented by ADSs) purchased pursuant to the Tender Offer does not exceed RUB 4,934,527,300; and

(b)
all tenders of shares of Common Stock at a price above the Strike Price will be rejected and will not be purchased by the Offeror.

2.14
All shares of Common Stock successfully tendered will be purchased by the Offeror at the Strike Price.

2.15
Should any fractions arise from any scaling down, the number of shares of Common Stock accepted shall be rounded down to the nearest whole share of Common Stock.

2.16
All shares of Common Stock tendered at a price above the Strike Price will be rejected and will not be purchased by the Offeror.

2.17
All determinations as to the number of shares of Common Stock tendered, the price to be paid therefor and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of Common Stock will be made by the Offeror in its sole discretion, which determination shall be final and binding on all of the parties (except as otherwise required under applicable law). The Offeror reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance or payment for which may, in the opinion of the

  Offeror be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any particular share of Common Stock or any particular holder thereof. No tender of shares of Common Stock will be deemed to be validly made until all defects or irregularities have been cured or waived.

2.18
Shares of Common Stock will be purchased pursuant to the Tender Offer free of commissions and dealing charges without interest.

2.19
The failure of any person to receive a copy of this Offer to Purchase shall not invalidate any aspect of the Tender Offer.

2.20
The Offeror reserves the right, at any time prior to the announcement of the results of the Tender Offer, to amend the terms and Conditions of the Tender Offer in order to comply with any applicable rules and regulations, including rules and regulations of the SEC. The Offeror also reserves the right, at any time prior to the announcement of the results of the Tender Offer, to revise the Price Range or change the aggregate value of the Tender Offer, based on market conditions and/or other factors, subject to compliance with applicable legal and regulatory requirements. Subject to any applicable rules and regulations of the SEC, the Offeror also reserves the right, at any time prior to the announcement of the results of the Tender Offer, to extend the period during which the Tender Offer is open, in which event the term "Common Stock Closing Date" shall mean the latest time and date at which the Tender Offer applicable to shares of Common Stock, as so extended, shall close. The Company shall notify Shareholders of any such revision, change or extension promptly by public announcement. The Company will post such announcement on its website not later than 10:00 a.m. (Moscow time) and by press release in the US and file such announcement with the SEC no later than the earlier of 9:00 a.m. New York City time and the first opening of the New York Stock Exchange in each case, on the next US Business Day after the scheduled expiration date of the Tender Offer. Additionally, any change to the amount of shares of Common Stock (including Common Stock represented by ADSs) that is subject to the Tender Offer will be made in accordance with any applicable US securities laws and, the rules of the New York Stock Exchange.

3.     PROCEDURE FOR TENDERING

3.1   How to Tender

        To tender your shares of Common Stock you must review this Offer to Purchase and Common Stock Letter of Transmittal which is attached hereto, collect all documents required thereunder, attend or have a duly authorized representative (including but not limited to your nominee holder) attend any of the offices of Joint Stock Company "Independent Registrar Company" indicated herein during normal business hours of the respective office. It is recommended to attend or have a duly authorized representative attend Joint Stock Company "Independent Registrar Company" as soon as possible and, in any event, so as the Common Stock Letter of Transmittal and all other documents required thereunder are received by Joint Stock Company "Independent Registrar Company" not later than 10:00 a.m. on December 1, 2016. No tenders received after that time will be accepted (unless the Ordinary Share Closing Date is extended). No acknowledgement of receipt of documents will be given. For further information on Overseas Shareholders, see the section headed "Overseas Shareholders" below.

  (a)
  Common Stock Letter of Transmittal

        Shares of Common Stock will be considered validly tendered only if a Common Stock Letter of Transmittal, together with all documents required to be attached thereto, are submitted to Joint Stock Company "Independent Registrar Company" prior to the respective deadlines established for the submission of these documents and in accordance with the procedures set out in this Offer to Purchase and instructions provided in the Common Stock Letter of Transmittal. Payments to the Shareholders of shares of Common Stock who have tendered Common Stock will be made only to such Shareholders' (or their agents') ruble bank accounts with authorized Russian banks. The Offeror will not accept for purchase any shares of Common Stock if the Shareholder tendering such Common Stock does not indicate in the Common Stock Letter of Transmittal a ruble bank account with an authorized Russian bank to which the purchase price for the shares of Common Stock shall be transferred. Shareholders tendering their shares of Common Stock should consult with their bank on whether they can receive payment for their Common Stock to their bank account.

        Note that Offeror may cancel any Common Stock Letter of Transmittal if the purchase and transfer of the shares of Common Stock specified in such Common Stock Letter of Transmittal cannot be performed on any grounds, including due to: (i) the discovery of obvious signs that the Common Stock Letter of Transmittal has been forged or otherwise is invalid; (ii) the number of shares of Common Stock specified in the Common Stock Letter of Transmittal exceeds the number of shares of Common Stock registered to the relevant Shareholder in the register or with the depository; or (iii) the shares of Common Stock specified in the Common Stock Letter of Transmittal are blocked, encumbered or attached or otherwise have restrictions on the rights and ability of the Shareholder to transfer the shares of Common Stock to the Offeror.

        The procedures for tendering shares of Common Stock and the documents required for such tender are described in detail in the Common Stock Letter of Transmittal that accompanies this Offer to Purchase. Please read the Common Stock Letter of Transmittal carefully to ensure that you have sufficient time to assemble all documents required to be submitted to Joint Stock Company "Independent Registrar Company" together with the Common Stock Letter of Transmittal. The execution and delivery of the Common Stock Letter of Transmittal by you or your authorized representative (including but not limited to your nominee holder) will constitute your agreement to complete the settlement procedures set forth below. You further agree not to transfer such shares of Common Stock until such time as the share purchase agreement with respect to the shares of Common Stock to be purchased has been executed as further described herein. The Offeror will be deemed to have accepted for purchase validly tendered shares of Common Stock when, as and if it announces the results of the Tender Offer.

Common Stock Tender Agent

        The Offeror has appointed Joint Stock Company "Independent Registrar Company" to act as the Common Stock Tender Agent to facilitate the tendering of, and payment for, shares of Common Stock in the Tender Offer. If a holder of shares of Common Stock is required to submit a Common Stock Letter of Transmittal and such holder delivers Common Stock Letter of Transmittal to an address other than the addresses set forth in the Common Stock Letter of Transmittal, such tender will not be effective.

Information Agent

        The Offeror has appointed Georgeson LLC, to act as the Information Agent for the Tender Offer in the USA and Georgeson, a trading name of Computershare Investor Services PLC, to act as the Information Agent outside the USA. This Offer to Purchase, the Common Stock Letter of Transmittal and other relevant materials have been or will be mailed or furnished to registered holder of shares of Common Stock. Additional copies of these documents may be obtained by contacting the Common Stock Tender Agent at 8-800-200-80-72 (from within the Russian Federation), the Information Agent at 1-866-257-5415 (toll free from within the United States) and 00800-3814-3814 (toll free from within Europe), and at the following email address: MTS-offer@georgeson.com. Banks, brokers and institutional holders within the United States may call 1-866-257-5415.

3.2   Withdrawal of Common Stock Letters of Transmittal

        Tenders in respect of shares of Common Stock may be withdrawn by written notice received by the Common Stock Tender Agent, at any time until 10:00 a.m. (Moscow time) on December 1, 2016. After 10:00 a.m. (Moscow time) on December 1, 2016, all tenders will be irrevocable. All questions as to the validity of notices of withdrawal (including time of receipt) will be determined by the Offeror in its sole discretion, which determination shall be final and binding (except as otherwise required under applicable law). None of the Offeror, the Common Stock Tender Agent or any other person is or will be obliged to give notice of any defects or irregularities in any Notice of Withdrawal, and none of them will incur any liability for failure to give any such notice. A Shareholder may submit a new tender of shares of Common Stock after the previous tender has been withdrawn up until 10:00 a.m. (Moscow time) on December 1, 2016. In case one Shareholder has delivered multiple tenders, only the last tender received will be considered (a Shareholder may deliver multiple tenders in case the shares of Common Stock are evidenced in different ways (registrar and depositary or multiple depositaries)). Notwithstanding the foregoing, you may withdraw your previously tendered shares of Common Stock if the tender of such shares of Common Stock is not accepted for payment as provided in this Offer to Purchase by the earlier of: (i) the expiration of five Russian business days after crediting the shares of Common Stock to the Offeror's account under the share purchase agreement; and (ii) by 12:00 midnight on December 28, 2016.

3.3   Validity of tenders

  (a)
  Common Stock Letter of Transmittal

        Notwithstanding the powers in paragraph 2.17 of this Part IV, the Offeror reserves the right to treat as valid only Common Stock Letter of Transmittal which is received entirely in order by 10:00 a.m. on December 1, 2016 and which are accompanied by the documents required in respect of the entire number of shares of Common Stock tendered.

  (b)
  General

        Notwithstanding the completion of a valid Common Stock Letter of Transmittal, the Tender Offer may lapse in accordance with the Conditions set out in this Part IV or be withdrawn.

        The decision of the Offeror as to which Ordinary Shares have been validly tendered shall be conclusive and binding on all Shareholders.

        If you are in any doubt as to how to complete the Common Stock Letter of Transmittal, please telephone the Information Agent or / and the Common Stock Tender Agent, details of which are set out in this Offer to Purchase. Shareholders should note that once their Ordinary Shares are tendered, they may not be sold, transferred, charged or otherwise disposed of.

3.4   Settlement

  (a)
  Share Purchase Agreement

        After shares of Common Stock have been validly tendered and accepted for purchase in accordance with this Offer to Purchase, the Shareholder (including Russian licensed securities trustees, or foreign authorized holder, if applicable), or other representative (including but not limited to your nominee holder) must, during the period of five (5) Russian business days commencing on the date when the results of this Tender Offer and pro-ration are announced (the "Execution Period"), appear at the offices of Joint Stock Company "Independent Registrar Company", where the Shareholder or its duly authorized representative (including but not limited to nominee holder) submitted its Common Stock Letter of Transmittal, and execute a share purchase agreement with respect to the number of shares of Common Stock that it wishes to tender (in two original counterparts). The share purchase agreement relating to the Common Stock may be signed by Limited Liability Company «NRC Stock Market» on behalf of the Offeror. Where shares of Common Stock are registered in the Shareholders' register of the Company, the Shareholders must file with Joint Stock Company "Independent Registrar Company" an instruction on debiting (crediting) (transfer order) (if applicable) of the purchased shares of Common Stock to Stream Digital, LLC.

        By executing the share purchase agreement, the Shareholder (including in case the share purchase agreement is signed its authorized representative on behalf of such Shareholder) transferring the shares of Common Stock will provide the undertakings and representations and warranties set out in the share purchase agreement.

  (b)
  Additional Actions

        Holders of shares of Common Stock (including Russian licensed securities trustees and foreign trustees, if applicable), their duly authorized representatives (including but not limited to nominee holders) will need to undertake certain additional actions provided for in the share purchase agreement in order to transfer shares of Common Stock sold in the Tender Offer to Stream Digital, LLC pursuant to the share purchase agreements by no later than on the fifth (5th) Russian business day following the execution of the applicable share purchase agreement. The share purchase agreements in respect of Common Stock may be executed by Limited Liability Company «NRC Stock Market» on behalf of Stream Digital, LLC. Any shares of Common Stock tendered to the Offeror by Shareholders other than in accordance with the procedures set forth in this Offer to Purchase and the Common Stock Letter of Transmittal will not be eligible for purchase by the Offeror. Any shares of Common Stock transferred to Stream Digital, LLC by Shareholders other than in accordance with the procedures set forth in this Offer to Purchase, the Common Stock Letter of Transmittal and the applicable share purchase agreement, will not be eligible for the acceptance and payment by the Offeror and may be returned by to the respective Shareholder. Share purchase agreements with respect to shares of Common Stock entered into pursuant to this Offer to Purchase will be governed by Russian law. Forms of such share purchase agreements will be made available at http://www.company.mts.ru/comp/ir/programma/ in Russian and http://www.mtsgsm.com/information/program/ in English.

  (c)
  Other

        The Offeror will not be required to purchase any shares of Common Stock if the procedures set out in (a) to (b) have not been complied with. Further information on procedures for transfer of shares of Common Stocks is provided in the Common Stock Letter of Transmittal, accompanying this Offer to Purchase.

4.     OVERSEAS SHAREHOLDERS

4.1
The making of the Tender Offer in, or to persons who are citizens or nationals of, or resident in, jurisdictions outside the Russian Federation, or custodians, nominees or trustees for citizens, nationals or residents of jurisdictions outside the Russian Federation may be prohibited or affected by the laws of the relevant overseas jurisdiction. Shareholders who are Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any such Shareholder wishing to tender shares of Common Stock to satisfy himself or herself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities and the payment of any transfer or other taxes or other requisite payments due in such jurisdiction. Any such Shareholder will be responsible for payment of any such other taxes or other requisite payments due by whomsoever payable and the Offeror and any person acting on its behalf shall be fully indemnified and held harmless by such Shareholder on an after-tax basis for any such other taxes or other requisite payments such person may be required to pay. No steps have been taken to qualify the Tender Offer or to authorise the extending of the Tender Offer or the distribution of the Common Stock Letter of Transmittal in any territory outside the Russian Federation and the United States.

4.2
In particular, the Tender Offer is not being made, directly or indirectly, in or into, or by use of the mails of, or by other means (including, without limitation, facsimile transmission, email, telex and telephone), or via any facilities of a national securities exchange of Australia, Canada, Japan or any other jurisdiction where the making of this Offer to Purchase into or inside such jurisdiction would constitute violation of the laws of such jurisdiction..

4.3
Accordingly, copies of this Offer to Purchase are not being and must not be mailed or otherwise distributed or sent in or into any such jurisdiction, including to Shareholders with registered addresses in these jurisdictions or to persons whom the Company, the Offeror or the Dealer Manager know to be trustees, nominees or custodians holding Common Stock for such persons.

4.4
Persons receiving such documents (including, without limitation, custodians, nominees and trustees) should not distribute, send or mail them in, into or from Australia, Canada or Japan or any other jurisdiction where the making of this Offer to Purchase into or inside such jurisdiction would constitute violation of the laws of such jurisdiction or use such mails or any such means, instrumentality or facility in connection with the Tender Offer.

4.5
The provisions of this paragraph and any other terms of the Tender Offer relating to Overseas Shareholders may be waived, varied or modified as regards specific Shareholders or on a general basis by the Offeror in its absolute discretion but only if the Offeror is satisfied that such waiver, variation or modification will not constitute or give rise to a breach of applicable securities or other law.

4.6
The provisions of this section headed "Overseas Shareholders" supersede any terms of the Tender Offer inconsistent herewith.

        Overseas Shareholders should inform themselves about and observe any applicable legal regulatory requirements. If you are in any doubt about your position, you should consult your professional adviser in the relevant territory.

Part V
Certain Taxation Considerations in relation to the Tender Offer

A.    Russian Federation Taxation

        The following comments do not constitute tax advice and are intended only as a guide to current Russian Federation law and the Russian tax authorities' published practice (which are both subject to change at any time, possibly with retrospective effect). They relate to certain limited aspects of the Russian Federation taxation treatment of Shareholders who are residents as well as who are not residents for Russian tax purposes, who are, and will be, the beneficial owners of their shares of Common Stock and/or ADSs and who hold, and will hold, their shares of Common Stock and/or ADSs as investments (and not as assets to be realised in the course of a trade, profession or vocation). They may not relate to certain Shareholders, such as dealers in securities or Shareholders who have (or are deemed to have) acquired their shares of Common Stock and/or ADSs by virtue of an office or employment. Shareholders are advised to take independent advice in relation to the tax implications for them of selling shares of Common Stock and/or ADSs pursuant to the Tender Offer.

Disposal of Common Stock and/or ADSs

        For the purposes of this summary, the term "Resident Shareholder" means:

  (i)
  a Russian legal entity which holds and disposes the shares of Common Stock and/or ADSs, a legal entity or an organization, in each case organized under a non-Russian law, which holds and disposes the shares of Common Stock and/or ADSs through its permanent establishment in Russia (as defined by Russian tax law) or a foreign organization recognized as Russian tax resident in accordance with the requirements set out in the Russian Tax Code which holds and disposes the shares of Common Stock and/or ADSs (the "Resident Shareholder-Legal Entity"). An foreign organization shall be deemed to be tax resident of the Russian Federation for the purposes of the Russian Tax Code if (1) it is deemed to be tax resident of the Russian Federation in accordance with an applicable double tax treaty or (2) its place of management is in the Russian Federation unless a different conclusion follows from an applicable double tax treaty;

  (ii)
  a Shareholder who is an individual and satisfies the criteria for being a Russian tax resident, who holds and disposes of the shares of Common Stock and/or ADSs. A "Russian tax resident" is an individual who is actually present in Russia for an aggregate period of 183 calendar days or more in any period comprised of 12 consecutive months (the "Resident Shareholder-Individual"). Presence in Russia for Russian personal income tax residency purposes is not considered interrupted if an individual departs from Russia for short periods of time (less than six months) for medical treatment, education purposes or completion of employment or other duties related to work (rendering services) at offshore hydrocarbon fields.

        For the purposes of this summary, the term "Non-Resident Shareholder" means:

  •
  a legal entity or an organization in each case organized under a non-Russian law, which holds and disposes of the shares of Common Stock and/or ADSs other than through its permanent establishment in Russia and does not satisfy the criteria for being a Russian tax resident as defined above (the "Non-Resident Shareholder-Legal Entity");

  •
  a Shareholder who is an individual and does not satisfy the criteria for being a Russian tax resident as defined above and who holds and disposes of the shares of Common Stock and/or ADSs (the "Non-Resident Shareholder-Individual").

        For the purposes of this summary, the definitions of "Resident Shareholder" and "Non-Resident Shareholder" in respect of individuals are taken at face value based on the wording of Russian tax law as currently written. In practice, however, the application of the above formal residency definition by the Russian tax authorities may differ depending on their position in each case. The law is currently worded in a way that implies the potential individuals to be tax resident in Russia for a part of a calendar year. However, both the Russian Ministry of Finance and the Russian tax authorities have expressed the view that an individual should be either tax resident or non-resident in Russia for the full calendar year. Consequently, if the travel pattern dictates a differing tax residency status for a part of the tax year, the application of the Russian personal income resident tax rate may in practice be disallowed. This situation may be altered by the introduction of amendments to other articles of the Russian Tax Code dealing with taxation of individuals, a change in the position of the Russian tax authorities or by outcomes of tax controversy through the courts.

        Tax residency rules and Russia's rights with regard to taxation may be affected by an applicable double tax treaty.

Resident Shareholders

Taxation of Resident Shareholders

        Resident Shareholders will be subject to all applicable Russian taxes in respect of income realised by them in connection with disposal of shares of Common Stock and/or ADSs.

        Resident Shareholders should consult their own tax advisors with respect to the effect that the disposal of shares of Common Stock and/or ADSs may have on their tax position.

Non-Resident Shareholders

Taxation of Non-Resident Shareholders-Legal Entities

        Sale or other disposal proceeds, received by a Non-Resident Noteholders-Legal Entities should not be generally subject to any Russian taxes, provided that the proceeds of such sale or disposal are not received from a source within Russia.

        Generally, there should be no Russian tax on gains from sale or other disposal of the shares of Common Stock and/or ADSs imposed on Non-Resident Shareholders-Legal Entities taking into account that shares of Common Stock should not be considered as shares of a Russian property-rich company (more than 50 per cent. of assets of which consist from immovable property located in Russia) for the Russian corporate profits tax purposes.

        Non-Resident Shareholders-Legal Entities should consult their own tax advisors with respect to the effect that the disposal of shares of Common Stock and/or ADSs may have on their tax position.

Taxation of Non-Resident Shareholders-Individuals

        Non-Resident Shareholders-Individuals should not be subject to any Russian taxes in respect of gain or other income realized on a sale or other disposal of the shares of Common Stock and/or ADSs outside of Russia, provided that the proceeds of such sale or disposal are not received from a source within Russia.

        Subject to any available tax treaty relief, if receipt of any proceeds from the sale or other disposal of the shares of Common Stock and/or ADSs by a Non-Resident Shareholders-Individuals is classified as income from Russian sources for Russian personal income tax purposes, these proceeds will become subject to Russian personal income tax at the rate of 30 per cent. (or such other rate as could be effective at the time of such sale or other disposal). Since the Russian Tax Code does not contain any additional guidance as to when the sales or disposal proceeds should be deemed to be received from

Russian sources by an individual not qualifying as a tax resident for Russian personal income tax purposes, in practice the Russian tax authorities may infer that such income should be considered as Russian source income, if the shares of Common Stock and/or ADSs are sold or disposed of "in Russia". In absence of any guidance as to what should be considered as a sale or other disposal of securities "in Russia", the Russian tax authorities may apply various criteria in order to determine the source of the sale or other disposal, including looking at the place of conclusion of the transaction, the location of the Offeror, or other similar criteria. There is no assurance therefore that as a result sales or disposal proceeds received by the Non-Resident Shareholder-Individuals will not become taxable in Russia.

        If the disposal proceeds are considered as being derived from Russian sources, Russian personal income tax will apply to the gross amount of sales or disposal proceeds received upon the disposal of shares of Common Stock and/or ADSs decreased by the amount of any duly documented cost deductions (including the original acquisition costs and other documented expenses related to the acquisition, holding and the sale or other disposal of the shares of Common Stock and/or ADSs) provided that such documentation is duly executed. There is a risk that, if the documentation supporting the cost deductions is deemed insufficient by the Russian tax authorities the deduction will be disallowed and the tax will apply to the gross amount of the sales or disposal proceeds.

        When the shares of Common Stock and/or ADSs are sold directly to the Offeror which is not a licensed broker or asset manager acting under an asset management agreement, a brokerage service agreement, an agency agreement, a commission agreement or a commercial mandate agreement, no Russian personal income tax should be withheld at source by the Offeror. If a broker concludes sale-purchase agreements with Non-Resident Shareholders-Individuals in the name of the Offeror, the broker (in the absence of mentioned above brokerage, asset management or similar agreements concluded between Non-Resident Shareholders-Individuals and the broker) should not be considered a tax agent for Russian personal income tax purposes either. The Non-Resident Shareholders-Individuals will be required to file a Russian personal income tax return individually, report the amount of income realized to the Russian tax authorities and apply for a deduction in the amount of the acquisition and other expenses related to the acquisition, holding and the sale or other disposal of the shares of Common Stock and/or ADSs confirmed by the supporting documentation. The applicable Russian personal income tax will then have to be paid by the Non-Resident Shareholder-Individual on the basis of the personal income tax return.

        There is also a risk that any gains derived by a Non-Resident Shareholders-Individuals from the sale or other disposal of ADSs may be affected by changes in the exchange rate between the currencies (e.g., as of the acquisition and sale dates of ADSs).

        Non-Resident Shareholders-Individuals should consult their own tax advisors with respect to tax consequences of the sale or other disposition of the shares of Common Stock and/or ADSs, including the receipt of sales proceeds from a source within Russia.

B.    United States Federal Income Taxation

        The following is a summary of the anticipated material US federal income tax consequences of the tender of shares of Common Stock or ADSs pursuant to the Tender Offer to US holders (as defined below). This discussion is for general information only and does not purport to consider all aspects of US federal income taxation that might be relevant to US holders in light of their individual circumstances. This discussion does not apply to US holders that own (directly, indirectly or by attribution) 5 per cent. or more of the stock (by either vote or value) of the Company or who acquired shares of Common Stock or ADSs pursuant to the exercise of options or warrants or otherwise as compensation, nor does this summary discuss all of the tax considerations that may be relevant to US holders subject to special tax rules, including, without limitation, banks, insurance companies, tax-exempt entities, financial institutions, regulated investment companies, entities or arrangements treated as partnerships for US federal income tax purposes, S-corporations, other pass-through entities, broker-dealers, persons holding shares of Common Stock or ADSs as part of a hedging, conversion, or constructive sale transaction or as part of a "straddle" US expatriates and persons subject to the alternative minimum tax. This discussion does not discuss US tax consequences to any person that is not a US holder (as defined below) or to any US holder holding shares of Common Stock or ADSs in connection with a trade or business conducted outside of the United States or having a functional currency other than the US dollar. Furthermore, this discussion does not discuss US federal estate or gift tax laws, Medicare contribution tax, or tax consequences under the laws of any state, local or non-US jurisdiction.

        As used in this discussion, a "US holder" means a holder of shares of Common Stock or ADSs who holds such shares of Common Stock or ADSs, as applicable, as capital assets within the meaning of the US Internal Revenue Code of 1986, as amended, (the "Code") and is for US federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more US persons have authority to control all substantial decisions of the trust, or (iv) an estate that is subject to US federal income tax on its worldwide income.

        The discussion set forth herein is based on the Code, applicable Department of Treasury Regulations, judicial authority, and administrative rulings, all as of the date of this Offer to Purchase, and all of which are subject to change, possibly with retroactive effect. This discussion is not binding on the Internal Revenue Service, or the IRS, or the courts. In addition, neither the Offeror nor the Company intends to request a ruling from the IRS with respect to the Tender Offer. Future legislative, judicial, or administrative changes or interpretations, which may or may not be retroactive, or the failure of any factual representations to be true, correct and complete in all material respects, or the breach of any of the covenants, may adversely affect the accuracy of the statements and conclusions described in this Offer to Purchase.

        The US federal income tax treatment of a partner in an entity or arrangement treated as a partnership for US federal income tax purposes that holds shares of Common Stock or ADSs will depend on the status of the partner and the activities of the partnership. Prospective participants in the Tender Offer that are entities or arrangements treated as partnerships for US federal income tax purposes should consult their tax advisors concerning the US federal income tax consequences to them and their partners of the participation in the Tender Offer by the partnership.

        Except as otherwise noted, this discussion assumes that the Company is not a passive foreign investment company (a "PFIC") for US federal income tax purposes. The Company's possible status as a PFIC must be determined annually and therefore may be subject to change. If the Company were to be a PFIC in any year, materially adverse consequences could result for US holders.

        In general, a US holder who owns ADSs should be treated as the owner of the underlying shares of Common Stock represented by those ADSs for US federal income tax purposes.

        The U.S. Treasury has expressed concern that parties to whom American depositary shares are released before shares are delivered to the depositary ("pre-release"), or intermediaries in the chain of ownership between holders and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to an exchange pursuant to the Tender Offer by certain non-corporate holders that is treated as a dividend for US federal income tax purposes. Accordingly, the creditability of Russian taxes, if any, and the availability of the reduced tax rate for dividends received by certain non-corporate US holders, each described below, could be affected by actions taken by such parties or intermediaries.

        US holders are advised to consult with their own tax advisors as to the specific tax consequences of the Tender Offer to them, including the applicable US federal, state, local and non-US tax consequences in light of their particular circumstances.

1.     Taxation of Exchange Pursuant to the Tender Offer

        An exchange of shares of Common Stock or ADSs for cash by a US holder pursuant to the Tender Offer will be a taxable transaction for US federal income tax purposes. The exchange of shares of Common Stock or ADSs for cash should be treated for US federal income tax purposes as a redemption of the tendered shares of Common Stock or ADSs by the Company. In such case, depending on relevant circumstances, the tendering US holder will generally be treated either as recognizing gain or loss from the disposition of the shares of Common Stock or ADSs or as receiving a distribution from the Offeror.

        Under Section 302 of the Code, a tendering US holder will recognize gain or loss on the exchange of shares of Common Stock or ADSs for cash if the exchange: (1) results in a "complete termination" of all such US holder's equity interest in the Company, (2) results in a "substantially disproportionate" redemption with respect to such US holder, or (3) is "not essentially equivalent to a dividend" with respect to the US holder.

        The tests under Section 302 are applied on a stockholder-by-stockholder basis. Those US holders that transfer all of their shares of Common Stock and ADSs in the Tender Offer and that do not hold any other equity in the Company will generally meet the "complete termination" test. However, in applying the Section 302 tests, certain attribution rules must be taken into account. Under such attribution rules, among other things, each US holder may be deemed to own shares of Common Stock or ADSs and other equity interest held by certain related persons unless such US holder is entitled to and effectively waives attribution of the shares of Common Stock or ADSs which otherwise would be considered as constructively owned by the US holder. Each US holder should consult with its own tax advisor with respect to the application of such attribution rules given such US holder's particular circumstances.

        With respect to those US holders who do not transfer (or are deemed not to transfer) all of their shares of Common Stock or ADSs (including as a result of the attribution rules described above resulting in deemed ownership of an interest in the Company), an exchange of shares of Common Stock or ADSs for cash generally will be a substantially disproportionate redemption with respect to each such US holder if the percentage of the voting stock actually and constructively owned by such US holder immediately after the exchange is less than 80% of the percentage of the voting stock actually and constructively owned by such US holder immediately before the exchange and after the exchange the US holder owns less than 50% of the total combined voting power of all classes of stock entitled to vote (taking into account the attribution rules described above).

        If an exchange of shares of Common Stock or ADSs for cash fails to satisfy both the complete termination test and the "substantially disproportionate" test, the US holder may nonetheless satisfy the "not essentially equivalent to a dividend" test. An exchange of shares of Common Stock or ADSs for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the US holder's equity interest in the Company given such US holder's particular facts and circumstances. The IRS has indicated in published rulings that even a relatively minor reduction of the proportionate equity interest of a US holder whose relative equity interest is minimal and who does not exercise any control over or participate in the management of corporate affairs should be treated as "not essentially equivalent to a dividend." Each US holder should consult its tax advisors regarding the application of the rules of Section 302 in its particular circumstances.

        Subject to the PFIC rules described below, if a US holder meets one of the three tests described above and is thus treated as recognizing gain or loss for US federal income tax purposes from the disposition of shares of Common Stock or ADSs for cash, such gain or loss will be equal to the difference between the US dollar value of the amount received upon such disposition and the US holder's tax basis, determined in US dollars, in the shares of Common Stock or ADSs, as applicable. Gain or loss recognized will be long-term capital gain or loss with respect to shares of Common Stock or ADSs held for more than 12 months and any gain or loss recognized generally will be income from sources within the United States for foreign tax credit limitation purposes. Long-term capital gains of non-corporate US holders are generally subject to a reduced rate.

        If a US holder transfers more than one "block" of shares of Common Stock (that is, groups of shares of Common Stock that the US holder purchased at different times or at different prices), such US holder must calculate gain or loss separately on each block, and the results for each block may not be netted in determining overall gain or loss. The manner in which a US holder calculates gain or loss on each block of shares of Common Stock transferred is complex and, therefore, US holders are urged to consult with their own tax advisors.

        If a US holder does not meet any of the tests described above, it is expected that such US holder generally will be treated as having received a distribution from MTS in an amount equal to the total consideration received pursuant to the Tender Offer. If so treated, while not entirely clear, the cash received by such US holder pursuant to the exchange is expected to be treated as a dividend to the extent of the US holder's allocable portion of the Company's current and accumulated earnings and profits computed under the U.S. tax principles. In this regard, since MTS does not compute its earnings and profits under the U.S. tax principles, such US holders should expect that the entire distribution may be taxable as dividend when received (subject to the PFIC rules described below). For non-corporate US holders, such dividends may be "qualified dividend income" that is taxed at the lower applicable capital gains rate provided that certain conditions are satisfied, including certain holding period requirements, so long as the Company is not a PFIC for the current year and the preceding year. Dividends generally will be income from sources outside of the United States for foreign tax credit limitation purposes, and generally will not be eligible for the dividends-received deduction that is allowed to US corporations in respect of dividends received from other US corporations.

        If proceeds from the disposition of shares of Common Stock or ADSs for cash is subject to Russian tax, it is unclear whether a US holder that is eligible for benefits under the income tax treaty between the Russian Federation and the United States may claim an exemption from or reduction in Russian tax, if any, imposed on such proceeds. See discussions under "Certain Taxation Consideration in relation to the Tender Offer—Russian Federation Taxation—Disposal of Common Stock and/or ADSs—Non-Resident Shareholders." It is also unclear whether a US holder could claim a deduction or foreign tax credit for any Russian tax imposed on the proceeds from the disposition of the ADSs or Common Stock. Moreover, if the Tender Offer is treated as an exchange for US federal income tax purposes, a US holder's gain from the sale or other disposition of the shares of Common Stock or ADSs would generally constitute US source income, the US holder may not be eligible to claim a foreign tax credit for any Russian taxes imposed (even if such Russian taxes are otherwise creditable for US federal income tax purposes) with respect to such gain unless the US holder has foreign source income or gain from other sources. Each US holder should consult its own tax advisor about its eligibility for exemption from, and its ability to credit or deduct, any Russian tax imposed on the proceeds from the disposition of the shares, Common Stock or ADSs.

2.     Impact of Passive Foreign Investment Company Rules

        A non-U.S. corporation generally will be a PFIC, in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries in which it directly or indirectly own at least 25% pursuant to applicable "look-through" rules, either (i) at least 75% of its gross income is "passive income" or (ii) at least 50% of the average value of its assets is attributable to assets which produce passive income or are held for the production of passive income. The Company does not believe that it should be treated as a PFIC for U.S. federal income tax purposes but the Company's possible status as a PFIC must be determined annually and therefore may be subject to change.

        If the Company were classified as a PFIC for any taxable year during which US holders hold shares of Common Stock or ADSs (or any other equity interest), US holders would be subject to special, adverse rules unless they have made either a "QEF" election or a "mark-to-market" election with respect to their shares of Common Stock or ADSs. Absent such elections, US holders' gain from the sale or other disposition of shares of Common Stock or ADSs, and "excess distributions" would be ordinary income. Such income would be taxed as if the gain or excess distribution had been realized ratably over the US holders' holding period and would be increased by a special interest charge. An excess distribution generally would be any distribution to a US holder with respect to shares of Common Stock or ADSs during a single taxable year that is greater than 125% of the average annual distributions received by such US holder with respect to shares of Common Stock or ADSs, during the three preceding taxable years or, if shorter, during his or her holding period. If the consideration received by a US holder pursuant to the Tender Offer is treated to any US holder as a distribution from the Company as described above under "—Taxation of Exchange Pursuant to the Tender Offer," such distribution may constitute an excess distribution for this purpose. Each US holder is strongly advised to consult their own advisor as to the impact of the PFIC rules on the exchange of the shares of Common Stock or ADSs held by such holder pursuant to the Tender Offer.

3.     Backup withholding and Information Reporting

        In general, payments with respect to shares of Common Stock or ADSs in connection with the Tender Offer made (or deemed made) within the United States may be subject to information reporting to the IRS and US backup withholding as required under applicable regulations. Backup withholding generally will not apply to a holder who furnishes a correct taxpayer identification number and certifies, under penalties of perjury, that such holder is not subject to backup withholding on a Form W-9, and otherwise establishes exemption from the backup withholding rules or is a corporation or otherwise exempt from backup withholding and, when required, demonstrates this fact.

        Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against a holder's US federal income tax liability, provided the holder furnished the required information to the IRS.

        The preceding discussion is intended only as a summary of certain US federal income tax consequences of the Tender Offer for shares of Common Stock or ADSs and does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, US holders are urged to consult their own tax advisors as to the specific tax consequences to them of the Tender Offer, including tax return reporting requirements, the applicability and effect of non-US, federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Part VI
Additional Information

1.     Registered Office

        Mobile TeleSystems Public Joint Stock Company (MTS PJSC) is a company incorporated in the Russian Federation with Registered No. 1027700149124. The address of its principal executive office is 4 Marksistskaya Street, Moscow 109147, Russian Federation, and its telephone number is +7 495 223 20 25.

        Purchases in the Tender Offer will be carried out by the Company through its wholly-owned subsidiary Stream Digital, LLC. Stream Digital, LLC is a company incorporated in the Russian Federation with Registered No. 5157746197791. The address of its principal executive office is 51/4, bld. 2 Schepkina street, Moscow 129110, Russian Federation and its telephone number is +7 (499) 429 05 89.

2.     Share Capital and Trading

        The issued and fully paid share capital of the Company as at October 28, 2016 (being the latest practicable date prior to the publication of this Offer to Purchase) is as follows:

Issued Number of shares of Common Stock	Amount (RUB)
1,998,381,575	199,838,157.50

        There are no treasury shares of Common Stock held by the Company as at October 28, 2016 (being the latest practicable date prior to the publication of this Offer to Purchase). As at October 28, 2016, MGTS, an entity controlled by the Company, held a total amount of 8,421,463 shares of Common Stock and the Company's wholly owned subsidiary Bastion LLC held 50,113 shares of Common Stock.

Dividends

        The final dividends resolved for the financial year ended December 31, 2015 amounted to RUB 28 billion, or RUB 14.01 per share of Common Stock (RUB 28.02 per ADS).

        On September 30, 2016, the Company's general meeting of shareholders approved semi-annual dividends of RUB 11.99 per share of Common Stock (23.98 per ADS) to be paid to holders of shares of Common Stock and ADS holders that were holders of record as of October 14, 2016, totaling RUB 23,961 million on the basis of the Company's financial and operating results for the first half of 2016. Payment of semi-annual dividend is expected to be carried out during the Tender Offer by November 21, 2016. Holder of shares of Common Stock and ADS holders that were holders of record as of October 14, 2016 and who decide to tender their shares of Common Stock (including shares of Common Stock represented by ADS) in the Tender Offer will be entitled to the semi-annual dividend.

        The shares of Common Stock are admitted to trading on the Moscow Exchange. The high and low quarterly trading prices of the shares of Common Stock on the Moscow Exchange in the period from January 1, 2014 until October 28, 2016 (being the latest practicable date prior to publication of this Offer to Purchase) are as follows (all amounts in RUB):

	2014				2015				2016
												To October 28, 2016
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
High	318.0	316.0	324.0	274.0	257.4	271.0	245.85	221.7	240.1	268.3	252.4	214.45
Low	235.0	240.0	260.5	158.5	174.7	238.25	207.65	193.55	197.75	231.9	227.5	211.55

        As at October 28, 2016 (being the latest practicable date prior to the publication of this Offer to Purchase), there were 398,665,046 ADSs issued and outstanding. The ADSs are admitted to trading on the New York Stock Exchange. The high and low quarterly trading prices of the ADSs on the New York Stock Exchange in the period from January 1, 2014 until October 28, 2016 (being the latest practicable date prior to publication of this Offer to Purchase) are as follows:

	2014				2015				2016
												To October 28, 2016
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
High	$21.38	$20.03	$19.94	$14.85	$10.36	$12.77	$9.83	$7.82	$8.18	$9.38	$9.21	$7.34
Low	$15.79	$15.42	$14.94	$6.17	$6.87	$9.33	$6.48	$6.11	$5.15	$7.79	$7.58	$7.15

3.     The Directors and Officers of the Company and the Offeror

        The names and principal functions of the Directors and Officers of the Company are as follows:

Directors	Position
Ron Sommer	Chairman of the Board of Directors, Non-Executive Director
Vsevolod V. Rozanov	Non-Executive Director
Stanley P. Miller	Non-Executive Independent Director
Alexander E. Gorbunov	Non-Executive Director
Michel Combes	Non-Executive Independent Director
Thomas Holtrop	Non-Executive Independent Director
Regina von Flemming	Non-Executive Independent Director
Mikhail V. Shamolin	Non-Executive Director
Andrey A. Dubovskov	Executive Director, President and Chief Executive Officer ("CEO")
Alexey V. Kornya	Vice President—Member of Management Board—Chief Financial Officer ("CFO")
Andrey E. Ushatskiy	Vice President—Member of Management Board—Chief Technology and Information Officer
Vasil I. Latsanych	Vice President—Member of Management Board—Marketing
Ruslan S. Ibragimov	Vice President—Member of Management Board—Corporate and Legal Matters
Ivan A. Gaychenya	Vice President—Corporate Security and Regime
Mikhail A. Arkhipov	Vice President—Member of Management Board—HR
Andrey G. Smelkov	Vice President—Member of Management Board—Director of "MTS Foreign Subsidiaries" Business Unit
Valery V. Shorzhin	Vice-President—Member of Management Board—Procurement Management and Administrative Matters
Kirill A. Dmitriev	Vice President—Member of Management Board—Sales and Customer Service
Igor A. Egorov	Member of Management Board—Head of Moscow Macro-region

        The address and phone number of each of the individuals named above is Mobile TeleSystems Public Joint Stock Company, 4 Marksistskaya Street, Moscow 109147, Russian Federation, +7 495 223 20 25.

        The name of the General Director of the Offeror is Rolandi Tabatadze, whose address and phone number is 51/4, bld. 2 Schepkina street, Moscow 129110, Russian Federation, +7 (499) 429 05 89.

4.     Agreements with Directors and Officers

Stock option plans

        The Company's stock option program on distribution of shares, as amended (the "Program"), provides for the incentive stock options in relation to the Company's shares to eligible participants which, inter alia, include Company's President and employees appointed to the position of Director reporting to Chief Operating Officer, Directors of Macro-regions and Directors (sole executives) of the Company subsidiaries and other positions, in respect of which there was a positive decision took by the Company's Management Board, all with primary employment.

        The program consists of continuous cycles, each cycle starts each calendar year and lasts for 3 calendar years, shares are allocated in 3 steps upon completion of a relevant fiscal year. The right to claim transfer of shares title appears only upon completion of the last year of each cycle, i. e. upon completion of 3rd calendar year of the cycle, prior to this shares are reserved for the Program participants. The Program is administered by the Company's Department of Compensations, Benefits and Administration.

        Under the Program, participants thereof have the right to claim transfer of shares at no cost based on a participant's personal fund allocated to it which shall be calculated under a specific formula depending on the target total annual earnings of each participant, percentage of a participant's total annual earnings to be used for the Program and value of one share. Share value shall be calculated by the Program administrator as a dollar-denominated trading-volume weighted average price of one share on the MICEX for sixty (60) trading days prior to the year end.

        The Company's Board of Directors annually approves the list of Program participants, personal fund of each participant and the size of Program fund for the relevant year. The amount of shares to be allocated to Program participants is calculated upon completion of each fiscal year and depends on the deviation of actual free cash flow during the fiscal year from the target value established by the Company's Board of Directors and the personal fund of each participant for each year.

        The Program is subject to termination should the voting stock in the Company held by Sistema (together with its affiliated entities) fall to 50% + 1 share of Common Stock whereupon the Program participants may claim transfer of title to shares allocated to them.

5.     Directors' and Officers' interests

        To the best knowledge of the Company, as at October 28, 2016 (being the latest practicable date prior to publication of this Offer to Purchase), the interests of each Director and Officer in the share capital of the Company, including the interests in the share capital of the Company received under the Program, were as follows:

Directors	Position	Number of shares of Common Stock	Number of ADSs	Percentage of issued shares of Common Stock
Ron Sommer	Chairman of the Board of Directors, Non-Executive Director	101352	0	0.00507717
Vsevolod V. Rozanov	Non-Executive Director	72792	0	0.0036425
Andrey A. Dubovskov	Executive Director, President and Chief Executive Officer ("CEO")	350718	0	0.0175501
Alexey V. Kornya	Vice President—Member of Management Board—Chief Financial Officer ("CFO")	86525	0	0.0043298
Andrey E. Ushatskiy	Vice President—Member of Management Board—Chief Technology and Information Officer	65256	0	0.0032654
Vasil I. Latsanych	Vice President—Member of Management Board—Marketing	2	0	0.0000001
Ruslan S. Ibragimov	Vice President—Member of Management Board—Corporate and Legal Matters	72383	0	0.0036221
Mikhail A. Arkhipov	Vice President—Member of Management Board—HR	50043	0	0.0025042
Valery V. Shorzhin	Vice-President—Member of Management Board—Procurement Management and Administrative Matters	47624	0	0.0023831
Kirill A. Dmitriev	Vice President—Member of Management Board—Sales and Customer Service	29135	0	0.0014579
Igor A. Egorov	Member of Management Board—Head of Moscow Macro-region	29135	0	0.0014579

        The Directors and Officers indicated in this paragraph 5 also have a right to additionally claim a total of 503,271 shares of Common Stock in the Company in the first quarter of 2017 and 2018 under the Program. Save as disclosed in this paragraph 5, none of the Directors or Officers have any interest, beneficial or non-beneficial, in the share capital of the Company or any of its subsidiaries.

6.     Major shareholders' interests

        As at October 28, 2016, being the latest practicable date prior to publication of this Offer to Purchase), Sistema (together with affiliated entities Sistema Finance S.A. and Sistema Telecom Assets LLC) held a controlling interest in the Company, equaling 1,008,008,866 shares of Common

Stock and (50.66% excluding Shares of Common Stock held by the Company's subsidiaries) of the Issued Share Capital. Vladimir P. Evtushenkov has a controlling interest in Sistema, and may be considered under U.S. securities laws as the beneficial owner of the Company's shares of Common Stock held by Sistema, Sistema Finance SA, and Sistema Telecom Assets LLC. Mr. Evtushenkov is also the Chairman of the Board of directors of Sistema. The address and phone number of Sistema is Mokhovaya Street 13, Building 1, Moscow, Russian Federation, +7 (495) 737-01-01.

7.     Directors', Officers' and affiliates' participation

        The Directors and Officers of the Company have indicated that they do not intend to participate in the Tender Offer and will retain their current holdings. As a consequence (assuming successful completion of the Tender Offer), they may end up owning a greater percentage of the Issued Share Capital after the Tender Offer than they did before, as there may be fewer shares of Common Stock in issue after completion of the Tender Offer if the Company decides to cancel the tendered shares of Common Stock.

        Pursuant to the Sistema Purchase Agreement, Sistema has agreed not to tender and sell any shares in the Tender Offer and instead has agreed to sell to the Offeror, following completion of the Tender Offer, a pro rata number of shares of Common Stock based on the number of shares that the Offeror purchases in the Tender Offer, such that Sistema's (together with its affiliated entities'), aggregate percentage ownership and voting power in the Company after the Tender Offer will be substantially equal to Sistema's ownership and voting power as at the date of the commencement of the Tender Offer. See paragraph 9 of this Part VI of this Offer to Purchase.

8.     Transactions in the shares of Common Stock and ADSs

        During the 60 days between August 31, 2016 and the commencement of the Tender Offer no transactions were completed by the Directors, Officers, affiliates (including the major shareholders described above) and subsidiaries of the Company, except for the sale by Sistema Finance S.A., on September 23, 2016, of 12,697,918 ADSs representing 1.27% of the Company's share capital to a non-affiliated buyer for a consideration of USD 100.4 million (USD 7.91 per ADS). The transaction was executed in compliance with U.S. Securities and Exchange Commission Rule 144.

        Based on the Company's records, information provided to the Company by its Officers, Directors and subsidiaries and, with respect to other affiliates, notifications of substantial interests in the total voting rights of the Company, as disclosed to the Company under applicable Russian legislation with respect to its other affiliates as of October 28, 2016 (being the latest practicable date prior to the publication of this Offer to Purchase), other than as set forth above, neither the Company nor any of its affiliates or subsidiaries nor, to the best of the Board's knowledge, any associates or subsidiaries of any of the foregoing, have effected any transactions involving the shares of Common Stock or ADSs during the 60 days prior to the commencement of this Tender Offer.

9.     Agreements relating to the shares of Common Stock and ADSs

        The Company has entered into the following agreements in respect of the shares of Common Stock and ADSs:

Dealer Manager Agreement

        The Offeror and the Company have entered into a Dealer Manager Agreement with Credit Suisse Securities (USA) LLC in connection with the Tender Offer.

        On the terms and subject to the conditions contained in the Dealer Manager Agreement, the Dealer Manager agreed to perform services in connection with the Tender Offer that are customarily performed by investment banks in their capacity as dealer managers in connection with tender offers of a like nature, including, communicating generally with brokers, dealers, commercial banks and trust companies with respect to the Tender Offer. The Dealer Manager will receive a customary fee for these services as separately agreed between the Offeror and the Dealer Manager in a side letter in connection with the Tender Offer dated October 31, 2016, and will be reimbursed for all fees and expenses incurred in connection with the Tender Offer. The Company and the Offeror have agreed to indemnify the Dealer Manager against liabilities arising out of or in connection with the Tender Offer. As the Dealer Manager Agreement constitutes an interested-party transaction under Russian law it was approved by the Board of Directors of the Company on October 27, 2016.

Purchase Agreement

        The Offeror and Sistema (the Company's majority shareholder) have entered into the Sistema Purchase Agreement pursuant to which Sistema has agreed not to tender and sell any shares in the Tender Offer and instead has agreed to sell to the Offeror, following completion of the Tender Offer, a pro rata number of shares of Common Stock based on the number of shares that the Offeror purchases in the Tender Offer, such that Sistema's (together with its affiliated entities') aggregate percentage ownership and voting power in the Company after the Tender Offer will be substantially equal to Sistema's ownership and voting power as at the date of the commencement of the Tender Offer. The purchase of the shares of Common Stock pursuant to the Sistema Purchase Agreement will be carried out at the same price per share of Common Stock as is determined and paid as the Strike Price in the Tender Offer, and the settlement under Sistema Purchase Agreement is expected to occur no earlier than on the eleventh business day and no later than the twenty-first business day following the expiration of the Tender Offer. The closing of the purchase of shares of Common Stock pursuant to the Sistema Purchase Agreement is subject to the completion of the Tender Offer. Assuming that the Tender Offer is fully subscribed for RUB 4,934,527,300, the amount of shares of Common Stock purchased from Sistema under the Sistema Purchase Agreement is expected to be RUB 5,065,472,700 (corresponding to US$80,353,311 translated at the Exchange Rate).

        The purchase from Sistema pursuant to the Sistema Purchase Agreement will be fully financed through share capital increase, and the necessary funds will be provided by the Company to the Offeror before expiration of the Tender Offer.

ADS Tender Agency Agreement

        The Company has retained JPMorgan Chase Bank, N.A. to act as an ADS Tender Agent in connection with the Tender Offer. Pursuant to the ADS Tender Agency Agreement, the ADS Tender Agent will, among other things, receive tenders of ADSs, examine ADS Letters of Transmittal to ascertain whether they have been improperly completed or executed, and facilitate payment to ADS Holders whose Common Stock represented by their tendered ADSs are purchased in the Tender Offer. The ADS Tender Agent will receive customary compensation for its services, will be reimbursed by the Company for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer.

Common Stock Tender Agency Agreement

        The Offeror signed an agreement with JSC "Independent Registrar Company" for the purposes of this Tender Offer, and persons filing tender offers for the sale of Common Stock pursuant to this Tender Offer, must deliver their tender offers to JSC "Independent Registrar Company"—Administrator of Tender Offers on Common Shares. Interaction with such persosns having applied for the sale of Common Stock under the Tender Offer, shall be effected through JSC "Independent Registrar Company" in accordance with the order prescribed by this Offer to Purchase and Common Stock Letter of Transmittal. JSC "Independent Registrar Company" will pay funds to the shareholders for the repurchased Ordinary Stock at the request, expense and on behalf of the Offeror. JSC "Independent Registrar Company" will receive a fee in accordance with the appropriate standard practice for the provision of such services and reimbursement of certain overhead expenses and costs associated with registration of the transfer of rights to Common Stock and the necessary changes in details of personal accounts of registered persons made by JSC "Independent Registrar Company".

        If, within the duration of the Tender Offeror conclusion and performance of agreements on the purchase and sale of Common Shares in accordance with the Tender Offer, JSC "Independent Registrar Company" changes the address of its location indicated in the Unified State Register of Legal Entities, then, from the day following the date of making an entry in the Unified State Register of Legal Entities of the new location address, it would be necessary, for a personal appearance, to use a new address of JSC "Independent Registrar Company" indicated in the Unified State Register of Legal Entities as of the date of appereance, unless it is announced that it is possible to appear at the old address of JSC "Independent Registrar Company" which was indicated in the Unified State Register of Legal Entities before such change.

        Information about the change of location address of JSC "Independent Registrar Company" will be posted on the Internet site: www.nrcreg.ru within a reasonable time, and, at the discretion of the Offeror and/or JSC "Independent Registrar Company", may be brought to the attention of interested parties in a different mode.

        The Depositary and broker (authorized representative) in connection with the purchase of Common Shares.

        The Offeror engaged LLC "IRC Stock Market" will act as a depository and broker and in connection with the purchases of Common Shares in the Russian Federation. The Offeror will pay to LLC "IRC Stock Market" a fee for the exercise of broker's (authorized representative's) functions in accordance with the appropriate standard practice. The Offeror will also reimburse to LLC "IRC Stock Market" certain overhead expenses.

        If, within the duration of the Tender Offeror conclusion and performance of agreements on the purchase and sale of Common Shares in accordance with the Tender Offer, LLC "IRC Stock Market" changes the address of its location indicated in the Unified State Register of Legal Entities, then, from the day following the date of making an entry in the Unified State Register of Legal Entities of the new location address, it would be necessary to note a new address of LLC "IRC Stock Market" indicated in the Unified State Register of Legal Entities.

        Information about the change of location address of LLC "IRC Stock Market" indicated in the Unified State Register of Legal Entities will be posted on the Internet site: www.nrcreg.ru within a reasonable time, and, at the discretion of the Offeror and/or LLC "IRC Stock Market", may be brought to the attention of interested parties in a different mode.

Information Agent Engagement Letter

        The Offeror has retained Georgeson LLC, in the USA to act as Information Agent in connection with the Tender Offer in relation to the ADSs. Georgeson LLC, may contact Shareholders in the USA by mail, telephone, email, facsimile interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. Georgeson will receive customary compensation for its services, will be reimbursed by the Offeror for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer.

        The Offeror has retained Georgeson, a trading name of Computershare Investor Services PLC, outside the USA in connection with the Tender Offer in relation to Common Stock and ADSs. Georgeson may contact Shareholders outside of the USA by mail, telephone, email, facsimile interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. Georgeson will receive customary compensation for its services, will be reimbursed by the Offeror for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer. Deposit Agreement

        The rights of ADS Holders are set forth in the Deposit Agreement. The Company filed the Deposit Agreement with the SEC as an exhibit to its registration statement on Form 20-F for the fiscal year ended December 31, 2000 and amendements thereto on form F-6 on March 19, 2004, December 14, 2004, December 21, 2004, August 7, 2007, April 20, 2010 and June 3, 2016.

        In the Deposit Agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement will be deemed for all purposes to be a party to and bound by the terms of the Deposit Agreement and the applicable ADR or ADRs.

Fees payable by ADS Holders

        Under the terms of the Deposit Agreement, an ADR holder may have to pay the following service fees to the Depositary:

Service	Fees

Issuances, including against the deposit of Common Stock, in respect of distribution of shares, rights or other property, stock dividend, stock splits, rights, merger, exchange of securities or other transaction or event or other distribution affecting the ADSs or Common Stock

US$5.00 per 100 ADSs (or fraction thereof) issued
Surrender of ADSs for withdrawal of Common Stock, cancellation or reduction of ADSs	US$5.00 per 100 ADSs (or fraction thereof) issued
Cash distributions	US$0.02 per ADS per distribution
Transfer of ADRs	US$1.50 per ADR presented for transfer
Distribution or sale of securities, the fee being an amount equal to the fee for the execution and delivery of ADSs that would have been charged as a result of the deposit of such securities	US$5.00 per 100 ADSs (or fraction thereof) issued
Depositary administration services	US$0.02 per ADS per calendar year
Custodian and share register related services	US$0.01 per ADS per calendar year

Expenses of the Depositary incurred on behalf of ADS Holders, including in connection with (a) compliance with applicable law or regulation (e.g., foreign exchange control regulations or any law or regulation relating to foreign investment), (b) stock transfer or other taxes and governmental charges, (c) electronic and facsimile transmission/delivery charges, (d) transfer or registration fees for the registration or transfers of underlying shares, (e) the conversion of foreign currency into US dollars (which are paid out of such foreign currency), and (f) other charges

Expenses payable at the sole discretion of the Depositary by billing ADS Holders or by deducting charges from one or more cash dividends or other cash distributions

Payment of Taxes

        ADS Holders must pay any tax or other governmental charge payable by the custodian or the Depositary on any ADS, deposited security or distribution. If an ADS Holder owes any tax or other governmental charge, the Depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADS Holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the Depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the Depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADS Holders entitled thereto.

Limits on the Company's obligations and the obligations of the Depositary; limits on liability to ADR holders and ADS Holders

        Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time, the Company or the Depositary or its custodian may require:

  a.
  payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Common Stock or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the Deposit Agreement;

  b.
  the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

  c.
  compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.

        The issuance of ADRs, the acceptance of deposits of Common Stock, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of Common Stock, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the Depositary.

        The Deposit Agreement expressly limits the obligations and liability of the Depositary, the Company and their respective agents. Neither the Company nor the Depositary nor any such agent will be liable if:

  •
  any present or future law, regulation, the provisions of or governing any deposited securities, any act of God, war, terrorism or other circumstance beyond the Company's, the Depositary's or their respective agents' control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or the ADRs provide shall be done or performed by the Company, the Depositary or their respective agents (including, without limitation, voting);

  •
  it exercises or fails to exercise discretion under the Deposit Agreement or the ADR;

  •
  it performs its obligations under the Deposit Agreement and ADRs without gross negligence or bad faith; and

  •
  it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting Common Stock for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

        Neither the Depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. The Company and its agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in the Company's opinion may involve it in expense or liability, if indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required.

        The Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the Deposit Agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

        None of the Company, the Depositary or any of their agents shall be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages.

10.   Information Incorporated by Reference

        The rules of the SEC allow the Company to "incorporate by reference" information into this document, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The Company incorporates by reference each of the following documents:

SEC Filings	Date Filed
Annual Report on Form 20-F for the fiscal year ended December 31, 2015	April 20, 2016
Current Reports on Form 6-K	October 3, 2016
September 20, 2016
September 16, 2016
September 2, 2016
August 30, 2016
August 26, 2016
August 18, 2016
August 5, 2016
August 1, 2016
July 19, 2016
June 24, 2016
June 23, 2016
June 21, 2016
June 15, 2016
June 6, 2016
May 19, 2016
April 28, 2016
April 26, 2016
April 20, 2016
April 12, 2016
April 11, 2016
March 30, 2016
March 21, 2016
March 17, 2016
March 2, 2016
February 24, 2016
February 16, 2016
February 10, 2016

        Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        Any of the documents incorporated by reference in this document may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and obtained by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington D.C. 20549, at prescribed rates. The SEC also maintains a website on the internet at www.sec.gov that contains reports and other information that the Company files with or furnishes to the SEC.

11.   Parties engaged in solicitations

        The following parties have been engaged on behalf of the Offeror and the Company to make solicitations in connection with the Tender Offer:

Dealer Manager

        The Dealer Manager, Credit Suisse Securities (USA) LLC, has been retained to act on the Company's and the Offeror's behalf in connection with the Tender Offer, including with respect to soliciting tenders of the Common Stock and ADSs and communicating generally regarding the Tender Offer with brokers, dealers, commercial banks, trust companies and similar holders of Common Stock and ADSs.

        The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to the Company, for which the Dealer Manager has received and expects to receive, as the case may be, customary compensation from the Company. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in the Company's securities.

Information Agent

        The Company has retained Georgeson LLC, to act as Information Agent in connection with the Tender Offer in the USA and Georgeson, a trading name of Computershare Investor Services PLC, to act as the Information Agent outside the USA. The Information Agent may contact Shareholders by mail, telephone, email, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The Information Agent will receive customary compensation for its services, will be reimbursed by the Company for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

        The Offeror will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares of Common Stock and ADSs pursuant to the Tender Offer. Shareholders holding shares of Common Stock or ADSs through brokers, banks or other nominees are urged to consult with such brokers, banks or nominees to determine whether transaction costs may apply if Shareholders tender shares of Common Stock of ADSs through such brokers, banks or nominees and not directly to the ADS Tender Agent or the Common Stock Tender Agent. The Offeror will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to the beneficial owners of shares of Common Stock or ADSs held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorised to act as the Company's agent or the agent of the Dealer Manager or the Information Agent for the purposes of the Tender Offer.

12.   Legal Proceedings

        There are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Company is aware) relating to the Tender Offer.

13.   Consents

        Credit Suisse Securities (USA) LLC has given, and not withdrawn, its written consent to the inclusion in this Offer to Purchase of the references to its name in the form and context in which it is included.

14.   Publication of financial results for the nine months ended September 30, 2016

        On November 17, 2016, the Company will release its financial results for the nine months ended September 30, 2016. Announcements will be made on the Company's website and the channels through which the Company regularly communicates press releases.

15.   The Offeror may purchase shares of Common Stock from MGTS

        The Board of Directors of the Company and the Company, as the sole shareholder of the Offeror, have also approved the purchase of up to 5,422,000 shares of Common Stock from the Company's controlled entity, MGTS PJSC. The Offeror may purchase shares of Common Stock from MGTS PJSC up to a maximum amount of RUB 1,600,000,000. At present, the Offeror does not intend to purchase any of the Common Stock held by MGTS PJSC, the approvals were procured merely to enable the transaction in the future should the Company choose to do so as part of its cash management and internal structuring strategy.

Part VII
Further Information for ADS Holders

        The following information is for ADS Holders wishing to participate in the Tender Offer with respect to ADSs and does not apply to holders of shares of Common Stock. ADS Holders should also review the entirety of this Offer to Purchase as it contains information relevant to holders of ADSs as well as holder of shares of Common Stock.

Introduction

        The Board has arranged to provide ADS Holders with the opportunity to tender their ADSs, each ADS representing two shares of Common Stock, in the Tender Offer, upon the terms and Conditions set forth in this Offer to Purchase. The Offeror intends to repurchase shares of Common Stock (including Common Stock represented by ADSs) for up to a maximum aggregate purchase amount of RUB 4,934,527,300 (corresponding to US$78,276,131 translated at the Exchange Rate).

        Each ADS represents two shares of Common Stock. Accordingly, the amount an ADS Holder will receive for each ADS in respect of which the underlying shares of Common Stock are successfully tendered under the Tender Offer (the "ADS Strike Price") will be two times the Strike Price less any applicable fees, charges and expenses provided for under the Deposit Agreement, including fees with respect to the subsequent cancellation of the ADSs.

        Under the terms of the Tender Offer, ADS Holders are invited to tender their ADSs in a price range of RUB 398.00 to 458.00 per ADS inclusive (which is equivalent to US$6.31 to US$7.27 per ADS at the Exchange Rate), in increments of RUB 10.00 only (which is equivalent to US$0.16 translated at the Exchange Rate).

        Amounts in ruble will be converted by the ADS Tender Agent or the ADS Depositary to US dollars (in the manner contemplated by the Deposit Agreement) and paid to ADS Holders whose ADSs are accepted for purchase (less any applicable fees, charges and expenses contemplated under the Deposit Agreement, including fees with respect to the subsequent cancellation of the ADSs). ADS Holders should be aware that the US dollar/ruble exchange rate that is prevailing on the date on which ADSs are tendered may be different than the US dollar/ruble exchange rate applied in connection with the conversion. In all cases, fluctuations in the US dollar/ruble exchange rate are at the risk of the tendering ADS Holders who will receive their consideration in US dollars and ADS Holders will bear the currency conversion costs. ADS Holders should note that there will be at least 5 business days between the date of on which the ADS Tender Agent/ADS Depositary receives the ruble consideration on account of ADSs tendered and accepted in the Tender Offer and the date on which they will receive the payment for such ADSs.

        Purchases in the Tender Offer will be carried out by the Company through its wholly-owned subsidiary Stream Digital, LLC.

        The Company may decide at some time in the future to cancel the shares of Common Stock (including shares of Common Stock represented by ADSs) purchased in the Tender Offer and from Sistema. However, the Company (through its subsidiaries) may hold such shares of Common Stock for a certain period of time (including long-term) due to, among other things, the fact that (i) the cancellation process pursuant to Russian law may be lengthy and (ii) the Company (together with its subsidiaries) may use some or all of the purchased shares of Common Stock for general corporate purposes including for the purposes of obtaining financing for day-to-day operations.

        The Information Agent with respect to the Tender Offer for ADSs is Georgeson LLC, (USA) together with Georgeson, a trading name of Computershare Investor Services PLC (Europe). If you are an ADS Holder and have questions on how you can participate in the Tender Offer in respect of the

ADSs, please call the Information Agent on 1-866-257-5415 (toll free from within the United States) and 00800-3814-3814 (toll free from within Europe).

        Please note that for legal reasons the Common Stock Tender Agent, the ADS Tender Agent and the Information Agent will only be able to provide technical information regarding the mechanics of tendering into this Offer to Purchase and the completion of the accompanying Common Stock Letter of Transmittal and ADS Letter of Transmittal and will be unable to give advice on the merits of the Tender Offer or to provide legal, financial, investment, taxation or any other advice or information.

Expected Timetable

        References below are to New York City time unless otherwise stated.    If any of the times or dates set out herein should change, the revised times and/or dates will be notified to Shareholders by a public announcement and in accordance with the rules of the SEC.

Expected timetable applicable to ADS Holders
Commencement of Tender Offer	8:00 a.m. on October 31, 2016
Latest time and date for receipt by ADS Tender Agent of Letters of Transmittal for ADSs and ADR certificates or book-entry transfer of ADSs	5:00 p.m. on November 30, 2016
Announcement of results under Tender Offer	by December 2, 2016
Dispatch of payment of net proceeds in respect of book entry ADSs	On or about December 12, 2016

        The dates and times set forth above are subject to the Offeror's right or, upon certain conditions set forth in the US securities laws, the Offeror's obligation to extend or amend the Tender Offer.

        If the ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and the ADS Holder wishes to participate in the Tender Offer, such ADS Holder should provide tender instructions in accordance with the instructions provided by such intermediary in sufficient time so as to ensure that such intermediary can provide such instructions to the ADS Tender Agent through the DTC system so as to be received no later than 5:00 p.m. (New York City time) on November 30, 2016 (such date, as it may be extended by the Offeror, the "ADS Closing Date").

        The Tender Offer is conditional on the following conditions (the "Conditions"):

  (a)
  in the reasonable opinion of the Board, there shall not have occurred prior to the Unconditional Time a material adverse change in or affecting, or any development reasonably likely to give rise to or involve a prospective material adverse change in or affecting, the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalisation, stockholders' equity, operations, licences, results of operations, credit rating or prospects of the Company or any other member of the Group, whether or not arising in the ordinary course of business;

  (b)
  there shall not have occurred at any time prior to the Unconditional Time and it is unlikely that there will occur immediately after the Unconditional Time:

  (i)
  any material adverse change in the financial markets in the United States, the Russian Federation or in any member or associate member of the European Union or the international financial markets, any outbreak or escalation of hostilities, war, act of terrorism, declaration of emergency or martial law or other calamity or crisis or event or any change or development involving a prospective change in national or international political, financial, economic, monetary or market conditions or currency exchange rates or controls;

    (ii)
    any suspension of, or occurrence of material limitations to trading in any securities of the Company by the Moscow Exchange or the New York Stock Exchange or any other exchange or over the counter market, or of trading generally on the Moscow Exchange or New York Stock Exchange or minimum or maximum prices for trading having been fixed, or maximum ranges for prices of securities having been required, by any of said exchanges or by order of any governmental authority, or a material disruption in commercial banking or securities settlement or clearance services in the United States, the Russian Federation or in Europe; or

    (iii)
    a declaration of a banking moratorium by the United States, the Russian Federation or any member or associate member of the European Union,

    (iv)
    any threatened, instituted, or pending action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

    (a)
    challenges or seeks to challenge, restrain, prohibit or delay the making of the Tender Offer, the acquisition of the shares of Common Stock (including Common Stock represented by ADSs) in the Tender Offer, or any other matter relating to the Tender Offer and repurchase of Common Stock, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Tender Offer and repurchase of Common Stock;

    (b)
    seeks to make the purchase of, or payment for, some or all of the shares of Common Stock (including Common Stock represented by ADSs) pursuant to the Tender Offer illegal or results in a delay in the ability to accept for payment or pay for some or all of the Common Stock;

    (c)
    seeks to make the repurchase, or payment for, some or all of the shares of Common Stock (including Common Stock represented by ADSs) to be repurchased by the Company pursuant to the subsequent repurchase, illegal or results in a delay in the ability to accept payment or pay for some or all of such repurchased shares of Common Stock; or

    (d)
    otherwise could reasonably be expected to materially adversely affect the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalization, stockholders' equity, operations, licenses, results of operations, credit rating or prospects of the Company or any other member of the Group or any of their respective affiliates, whether or not arising in the ordinary course of business, taken as a whole, or the value of the shares of Common Stock (including Common Stock represented by ADSs);

    (v)
    any action taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Tender Offer and the repurchase of shares of Common Stock or the Company or any other member of the Group or any of their respective affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which,

    (a)
    indicates that any approval or other action of any such court, agency or authority may be required in connection with the Tender Offer, the purchase of the shares of

        Common Stock (including Common Stock represented by ADSs) thereunder or the subsequent repurchase of Common Stock;

      (b)
      could reasonably be expected to prohibit, restrict or delay consummation of the Tender Offer or the repurchase of Common Stock; or

      (c)
      otherwise could reasonably be expected to materially adversely affect the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalization, stockholders' equity, operations, licenses, results of operations, credit rating or prospects of the Company or any other member of the Group or any of their respective affiliates, whether or not arising in the ordinary course of business, taken as a whole, or the value of the shares of Common Stock (including Common Stock represented by ADSs);

  which in the opinion of the Board, acting reasonably, makes or would be likely to make it impracticable, impossible or unduly onerous to proceed with the Tender Offer as contemplated by this Offer to Purchase;

  (c)
  at no time during which the Tender Offer remains open, shall the closing price of the shares of Common Stock on the Moscow Exchange have fallen below RUB 170.64 per share of Common Stock; or

  (d)
  at no time during which the Tender Offer remains open, shall the aggregate value of the MICEX Index have fallen more than 20 per cent. at the close of trading on any day from the aggregate value of 1,981.76 (being the aggregate value of the MICEX Index as at the close of trading on October 28, 2016).

        For these purposes, the "Unconditional Time" shall be, subject to the satisfaction or (in accordance with these terms and conditions) waiver, where applicable, of the Conditions referred to above, 10:00 a.m. (Moscow time) on the Common Stock Closing Date (unless the Tender Offer is extended).

        The Conditions referred to above are for the sole benefit of the Offeror and may be asserted by it regardless of the circumstances giving rise to any such Condition, and may be waived by the Offeror, in whole or in part, at any time and from time to time in the Company's reasonable discretion. The Offeror's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if the Offeror waives any of the Conditions described above, it may be required to extend the expiration date of the Tender Offer. Any determination by the Offeror concerning the events described above will be final and binding on all parties. Subject to paragraph 3 below, if the Conditions are not satisfied or, where applicable, waived by 10:00 a.m. (Moscow time) on the Common Stock Closing Date (unless the Tender Offer is extended), the Tender Offer will lapse.

1.     Information regarding the Company and the Tender Offer

        Mobile TeleSystems Public Joint Stock Company, a public joint stock company incorporated in the Russian Federation, is the leading telecommunications provider in Russia.

        The right to tender ADSs is being made available by the Offeror to holders of ADSs. ADS Holders do not have to tender any ADSs if they do not wish to do so. The rights of ADS Holders who choose not to tender their ADSs will be unaffected.

        Purchases in the Tender Offer will be carried out by the Company through its wholly-owned subsidiary Stream Digital, LLC.

        The Company may decide at some time in the future to cancel the shares of Common Stock (including shares of Common Stock represented by ADSs) purchased in the Tender Offer and from Sistema. However, the Company (through its subsidiaries) may hold such shares of Common Stock for a certain period of time (including long-term) due to, among other things, the fact that (i) the cancellation process pursuant to Russian law may be lengthy and (ii) the Company (together with its subsidiaries) may use some or all of the purchased shares of Common Stock for general corporate purposes including for the purposes of obtaining financing for day-to-day operations.

2.     Additional questions for ADS Holders

What is the deadline for returning my ADS Letter of Transmittal?

        ADS Letters of Transmittal must be returned to the ADS Tender Agent so as to be received no later than 5:00 p.m. (New York City time) on the ADS Closing Date. The Tender Offer with respect to the ADSs will close at that time and tenders received after that time will not be accepted (unless the Tender Offer is extended).

What should I do if I have lost my ADR and wish to participate in the Tender Offer?

        If your ADR(s) have been lost, stolen, destroyed or mutilated, you should promptly call the ADS Depositary at 1-800-990-1135 regarding the requirements for replacement of your ADR(s). You will be asked to post a bond to secure against the risk that the ADR(s) may be subsequently recirculated. The ADS Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, stolen, destroyed or mutilated ADRs have been followed. You are urged to contact the ADS Depositary immediately to ensure timely processing of documentation.

If my ADSs are held by my bank, broker or other nominee, will that person tender my ADSs on my behalf?

        Only if you provide instructions to your bank, broker or other nominee to do so. You should follow the directions provided by your bank, broker or other nominee regarding how to instruct your bank, broker or other nominee to tender your ADSs. Note that your bank, broker or other nominee may establish a response deadline earlier than that which is established by other banks, brokers and/or nominees and earlier than the deadline imposed by the ADS Tender Agent. Without your specific instructions, your ADSs will not be tendered for purchase under the Tender Offer.

Can I tender my ADSs by guaranteed delivery?

        No. ADSs may not be tendered in the Tender Offer by guaranteed delivery.

Can I withdraw my tender?

        You can withdraw or amend your tender of ADSs up until 5:00 p.m. (New York City time) on the ADS Closing Date (unless the Tender Offer is extended). You may withdraw your previously tendered ADSs if the tender of such ADSs is not accepted for payment as provided in this Offer to Purchase by 12:00 midnight on December 28, 2016. The shares of Common Stock represented by ADSs tendered pursuant to the Tender Offer will be deemed to have been accepted for payment when, as and if the Offeror gives written notice of acceptance to the ADS Tender Agent. ADSs representing shares of Common Stock that are not accepted for payment will be returned by the ADS Tender Agent.

When do I receive my cash?

        Under the expected timetable of events as set forth above, it is anticipated that the ADS Depositary will receive payment in ruble on the purchase settlement date for the shares of Common

Stock represented by ADSs purchased by the Offeror through the Tender Offer. As soon as practicable after the ADS Tender Agent converts such payment into US dollars, the ADS Tender Agent will remit payment of the net proceeds to which ADS Holders are entitled with respect to those ADSs purchased in the Tender Offer.

Do I have to pay any costs and expenses?

        The Offeror is not imposing any fees in connection with the Tender Offer. An ADS cancellation fee of US$0.05 per ADS will be charged by the ADS Depositary on each ADS tendered and accepted in the Tender Offer. The ADS Depositary will deduct such fees, and any other amounts provided for in the Deposit Agreement, from the proceeds received from the Tender Offer. If you own your ADSs through a bank, broker, dealer, trust company or other nominee and such nominee tenders your ADSs on your behalf, such nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

What is the tax treatment for holders of ADSs?

        For information on certain US taxation consequences of the Tender Offer with respect to ADSs, please see Part V of this Offer to Purchase. If you are in any doubt as to your tax position, or if you are subject to tax in a jurisdiction other than the US, you should consult an independent professional advisor.

3.     Additional terms and conditions of the Tender Offer in respect of ADSs

        The Tender Offer commenced on October 31, 2016 and is open to all ADS Holders. All or any part (representing whole ADSs) of ADS Holders' ADS holdings may be tendered. If an ADS Holder does not tender all of such ADS Holder's ADSs, the ADSs that are not tendered will remain outstanding and the Tender Offer will not affect the terms of such ADSs or of the underlying shares of Common Stock. Such holders will be entitled to receive dividends, interest, or other periodic distributions, as applicable, in respect of such untendered ADSs in accordance with the terms of the Deposit Agreement.

        The Tender Offer will close with respect to ADSs at 5:00 p.m. (New York City time) on the ADS Closing Date. No tenders of ADSs received after that time will be accepted (unless the Tender Offer is extended). If ADSs are held in a brokerage or custodian account through an agent, holders of such ADSs should be aware that banks, brokers and other nominee holders of ADSs generally establish their own earlier cut-off times and dates for receipt of instructions to ensure that those instructions will be timely received by DTC. ADS Holders are responsible for determining and complying with any applicable cut-off time and date. In addition, ADS Holders should be aware that ADSs may not be tendered by guaranteed delivery.

        The results of the Tender Offer and, if applicable, the extent to which tenders will be scaled down, are expected to be announced by 10:00 a.m. (Moscow time) on or about December 2, 2016, unless the Tender Offer is extended. Subject to any applicable rules and regulations of the SEC, the Offeror also reserves the right, at any time prior to the announcement of the results of the Tender Offer, to extend the period during which the Tender Offer is open, in which event the term "ADS Closing Date" shall mean the time and date at which the Tender Offer applicable to shares of Common Stock represented by ADSs, as so extended, shall close. If the Tender Offer is extended, the Offeror will notify the ADS Tender Agent by written notice. The Offeror shall also notify ADS Holders of any such revision, change or extension promptly by public announcement. The Offeror will post such announcement on the Company's website not later than 10:00 a.m. (Moscow time) on or about December 2, 2016 and by press release in the US and file such announcement with the SEC no later than the earlier of 9:00 a.m. (New York City time) and the first opening of the New York Stock Exchange in each case, on the next

US Business Day after the scheduled expiration date of the Tender Offer. Additionally, any change to the amount or percentage of shares of Common Stock (including Common Stock represented by ADSs) that is subject to the Tender Offer will be made in accordance with any applicable US securities laws and, the rules of the New York Stock Exchange.

        All shares of Common Stock purchased under the Tender Offer (including Common Stock represented by ADSs) will be purchased at the Strike Price, which will be determined by the method set out in this Offer to Purchase. The Strike Price will not be known until after the end of the Tender Offer period and is expected to be announced on or about December 2, 2016 (unless the Tender Offer is extended). The Strike Price will be the lowest price per share of Common Stock in the Price Range that will allow the Offeror to purchase RUB 4,934,527,300 in value of shares of Common Stock (including Common Stock represented by ADSs) or, if fewer shares of Common Stock are properly tendered, all shares of Common Stock (including Common Stock represented by ADSs) that are properly tendered and not properly withdrawn.

        If the shares of Common Stock underlying an ADS Holder's ADSs are not accepted for purchase for any reason or a tender is withdrawn, those ADSs will be returned promptly after the expiration of the Tender Offer.

        ADS Holders whose tender is accepted will be paid in US dollars; however, the ADS Tender Agent will receive payment for the shares of Common Stock represented by ADSs in ruble. The ADS Tender Agent will convert such funds into US dollars in the same manner as it would do so in its role as ADS Depositary, and promptly after settlement thereof, make payment of the net proceeds (less any applicable fees, charges and expenses provided for under the Deposit Agreement, including fees with respect to the subsequent cancellation of the ADSs) to ADS holders entitled thereto. Therefore, at the time an ADS Holder tenders such ADSs, such ADS Holder will not be able to determine the exact US dollar amount of the cash consideration such ADS holder will receive in the Tender Offer. The actual amount of US dollars such ADS Holder receives will depend upon the exchange rate applied in connection with the conversion of the ruble amount into US dollars. ADS Holders should be aware that the US dollar/ruble exchange rate that is prevailing on the date on which ADSs are tendered may be different than the US dollar/ruble exchange rate applied in connection with the conversion. In all cases, fluctuations in the US dollar/ruble exchange rate are at the risk of the tendering ADS Holder who will receive their consideration in US dollars.

4.     Procedure for Tendering ADSs

ADS Tender Agent

        The Company has appointed JPMorgan Chase Bank, N.A. to act as the ADS Tender Agent to facilitate the tendering of, and payment for, ADSs in the Tender Offer. ADS Holders should direct executed ADS Letters of Transmittal and, if held in certificated form, the ADR(s) representing the ADSs to be tenderd, to the ADS Tender Agent at the address set forth in the ADS Letter of Transmittal.

        If an ADS Holder is required to submit an ADS Letter of Transmittal and such holder delivers ADRs or an ADS Letter of Transmittal to an address other than the address set forth in the ADS Letter of Transmittal, such tender of ADSs will not be effective.

Information Agent

        The Company has appointed Georgeson LLC, (USA) together with Georgeson, a trading name of Computershare Investor Services PLC (Europe). to act as the Information Agent for the Tender Offer with respect to ADS Holders. This Offer to Purchase, the ADS Letter of Transmittal and other relevant materials have been or will be mailed or furnished to registered holder of ADSs. Information relating to the Tender Offer has been or will be mailed or furnished to beneficial holders of ADSs through such holder's bank, broker or other custodian. Additional copies of these documents may be obtained by contacting the Information Agent at 1-866-257-5415 (toll free from within the United States) and 00800-3814-3814 (toll free from within Europe), and at the following email address: MTS-offer@georgeson.com. Banks, brokers and institutional holders within the United States may call 1-866-257-5415.

5.     Tender Instructions for ADS Holders

Tender Procedures

        Any registered ADS Holder on the books of the ADS Depositary who wishes to tender pursuant to the Tender Offer should complete and execute an ADS Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents, and deliver such documents to the ADS Tender Agent at its address set forth in the ADS Letter of Transmittal. In addition, the tendered ADSs (including those evidenced by certificated ADRs) must be received by the ADS Tender Agent at its address or be delivered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such transfer must be received by the ADS Tender Agent). An ADS Holder who holds ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, should provide tender instructions in accordance with the instructions provided by such intermediary.

        Completed documents should be received by the ADS Tender Agent as soon as possible and in any event, by no later than 5:00 p.m. (New York City time), on the ADS Closing Date (unless the Tender Offer is extended).

        Delivery of a properly completed and executed ADS Letter of Transmittal, the relevant ADRs and other required documents to the ADS Tender Agent by an ADS Holder will be deemed (without any further action by the ADS Tender Agent) to constitute a tender of ADSs by such ADS Holder as indicated in the ADS Letter of Transmittal, subject to the terms and conditions described in the ADS Letter of Transmittal. If ADSs are tendered, then a separate tender of the shares of Common Stock represented by such ADSs may not be made.

        No alternative, conditional or contingent tender will be valid and no fractional ADSs will be purchased. All tendering ADS Holders, by execution of the ADS Letter of Transmittal (or facsimile thereof), waive any right to receive any notice of the acceptance of their ADSs for payment.

Book-Entry Transfer of ADSs

        The ADS Tender Agent will establish an account at The Depository Trust Company ("DTC") with respect to the ADSs held in book-entry form for the purposes of the Tender Offer. Any financial institution that is a participant in any of DTC's systems may make book-entry delivery of ADSs by causing DTC to transfer such ADSs into the ADS Tender Agent's account at DTC in accordance with DTC's procedure for such transfer.

        Although delivery of ADSs may be effected through book-entry transfer into such account of the ADS Tender Agent at DTC, shares of Common Stock represented by ADSs will be counted as valid tenders for the purposes of determining the number of shares of Common Stock that have been validly tendered and not withdrawn only after timely confirmation utilizing DTC's Automated Tender Offer Program (an "ATOP Confirmation") of such book-entry transfer of ADSs into the ADS Tender Agent's account, and timely receipt by the ADS Tender Agent of an Agent's Message and any other documents required by the ADS Letter of Transmittal.

        The term "Agent's Message" means a message transmitted by DTC and received by the ADS Tender Agent and forming part of an ATOP Confirmation, which states that DTC has received an express acknowledgement from a participant in DTC tendering ADSs which are the subject of such ATOP Confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal, and that the Company may enforce such agreement against such participant. Delivery of documents to DTC in accordance with DTC's procedures (including DTC's ATOP procedures, if applicable) does not constitute delivery to the ADS Tender Agent.

        Tenders of ADSs pursuant to any one of the procedures described above and the instructions to the ADS Letter of Transmittal will constitute the tendering ADS Holder's acceptance of the terms and Conditions of the Tender Offer, as well as the representation and warranty to the Company that (i) such ADS Holder has a net long position in the ADSs or equivalent securities being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such ADSs complies with Rule 14e-4 of the Exchange Act. The Company's acceptance for payment of shares of Common Stock underlying ADSs tendered pursuant to the Tender Offer will constitute a binding agreement between the tendering ADS Holder and the Company, upon the terms and subject to the Conditions of the Tender Offer.

        All successfully tendered shares of Common Stock represented by ADSs successfully tendered and accepted for purchase will be purchased by the Offeror at the Strike Price.

Method of Delivery

        The method of delivery of ADRs and all other required documents is at the option and risk of the tendering ADS Holder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Undertakings.    The execution of the ADS Letter of Transmittal or an ATOP Confirmation (as the case may be) shall constitute an offer to sell to the Offeror the shares of Common Stock underlying such number of ADSs (each ADS representing two shares of Common Stock) as is specified in such ADS Letter of Transmittal or ATOP Confirmation, in each case, on and subject to the terms and Conditions of the Tender Offer.

Partial Tenders (Not Applicable to ADS Holders Who Tender by Book-Entry Transfer)

        If fewer than all the ADSs evidenced by an ADR delivered to the ADS Tender Agent by an ADS Holder are to be tendered pursuant to the Tender Offer, such person should fill in the number of ADSs that is to be tendered with respect to a given ADR in the section labeled "Section C—Total Number of ADSs Tendered" in the ADS Letter of Transmittal. In such case, a new ADR in book-entry form for the remaining ADSs evidenced by the old ADR will be issued to the registered holder as soon as practicable after announcement of the take-up level. All ADSs evidenced by ADRs properly delivered to the ADS Tender Agent will be deemed to have been tendered at the price(s) properly set forth in the ADS Letter of Transmittal.

Irregularities; Validity of Tender

        If a registered ADS Holder fails to enter a price in the ADS Letter of Transmittal with respect to ADSs tendered into the Tender Offer with a signed ADS Letter of Transmittal, the holder will be deemed for the purpose of the Tender Offer to have tendered the designated number of ADSs at the ADS Strike Price. If an ADS Holder does not indicate the number of ADSs tendered, such holder will be deemed to have tendered all ADSs represented by the ADR(s) enclosed with the ADS Letter of Transmittal. ADSs evidenced by a physical ADR that are tendered in the Tender Offer must be delivered to the ADS Tender Agent along with a properly completed ADS Letter of Transmittal in order for a tender to be valid.

        All determinations as to the number of ADSs to be accepted, the price to be paid therefor and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of ADSs will be determined by the Offeror, which determination shall be final and binding on all of the parties (except as otherwise required under applicable law). The Offeror reserves the absolute right to reject any or all tenders of ADSs determined not to be in proper form and to waive any defect or irregularity in the tender of ADSs. No tender of ADSs will be deemed to be validly made until all defects or irregularities have been cured or waived. In the event of a waiver, the consideration under the Tender Offer will not be dispatched until after the ADS Letter of Transmittal, together with any required signature guarantees, is complete in all respects and the ADRs and/or other document(s) of title satisfactory to the ADS Tender Agent have been received. None of the Offeror, the ADS Tender Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

Signatures on ADS Letter of Transmittal, Stock Powers and Endorsements

        If the ADS Letter of Transmittal is signed by the registered holder(s) of the ADSs being tendered hereby, the signature(s) must correspond with the name(s) as written on the face of the ADRs without any change whatsoever. If any of the ADSs being tendered hereby are owned of record by two or more joint owners, all such owners must sign the ADS Letter of Transmittal.

        If any of the ADSs being tendered with the ADS Letter of Transmittal are registered in different names on different ADRs or reflected on the books of the ADS Depositary (in the case of ADSs in book-entry form), it will be necessary to complete, sign and submit as many separate ADS Letters of Transmittal as there are different registrations of ADSs.

        If the ADS Letter of Transmittal or any ADRs or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Offeror of their authority so to act must be submitted.

        When the ADS Letter of Transmittal is signed by the registered holder(s) of the ADSs listed and transmitted thereby, no endorsements of certificates or separate stock powers are required unless payment of the purchase price and/or delivery of ADRs for ADSs not tendered or not purchased are to be issued to a person other than the registered holder(s). Signatures on such ADRs or stock powers must be guaranteed by a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (an "Eligible Institution").

        If the ADS Letter of Transmittal is signed by a person other than the registered holder(s) of the ADSs listed, the ADRs must be endorsed or accompanied by appropriate stock powers signed exactly as the name(s) of the registered holder(s) appear(s) on the ADRs evidencing such ADSs. Signatures on such ADRs or stock powers must be guaranteed by an Eligible Institution.

If You Require Additional Assistance

        If you have questions regarding the Tender Offer with respect to ADSs, please telephone the Information Agent at 1-866-257-5415 (toll free from within the United States) and 00800-3814-3814 (toll free from within Europe). Banks, brokers and institutional holders within the United States may call 1-866-257-5415. Please note that for legal reasons the Information Agent will only be able to provide information contained in this Offer to Purchase and the accompanying ADS Letter of Transmittal and will be unable to give advice on the merits of the Tender Offer or to provide financial, investment or taxation advice. If you need additional copies of this Offer to Purchase or the ADS Letter of Transmittal (or the Common Stock Letter of Transmittal for shares of Common Stock in the United States), please telephone the Information Agent 1-866-257-5415 (toll free from within the

United States) and 00800-3814-3814 (toll free from within Europe) and at the following email address: MTS-offer@georgeson.com. Banks, brokers and institutional holders within the United States may call 1-866-257-5415.

6.     Rights of withdrawal for ADS Holders

        Tenders of ADSs pursuant to the Tender Offer may not be revoked except as provided in this Section VII. ADSs tendered pursuant to the Tender Offer may be withdrawn in accordance with the procedures described below, but in no event later than 5:00 p.m. (New York City time) on the ADS Closing Date (unless the Tender Offer is extended). You may withdraw your previously tendered ADSs if the tender of such ADSs is not accepted for payment as provided in this Offer to Purchase by 12:00 midnight on December 28, 2016. The shares of Common Stock represented by the ADSs tendered pursuant to the Tender Offer will be deemed to have been accepted for payment when, as and if the Offeror gives written notice of acceptance to the ADS Tender Agent.

        To be effective, a written notice of withdrawal must be received by the ADS Tender Agent and must specify the name of the person having tendered ADSs in the Tender Offer, the number of ADSs to be withdrawn and (if an ADR has been delivered) the name of the registered holder of the ADSs, as the case may be, if different from the name of the person who tendered such securities pursuant to the Tender Offer.

        If ADSs have been delivered or otherwise been identified to the ADS Tender Agent then, prior to the physical release of such ADSs, the certificate numbers shown on the ADRs which evidence such ADSs must be submitted and, unless the ADS evidenced by such ADRs have been delivered by an Eligible Institution or the Tender Offer accepted by means of an ADS Letter of Transmittal, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If ADSs have been delivered pursuant to the procedures for book-entry transfer described in Section 5 of this Part VII, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn ADSs and must otherwise comply with DTC's procedures. Withdrawals of tendered ADSs may not be rescinded, and any ADS properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. However, withdrawn ADSs may be re-tendered by again following the procedures described in Section 5 of this Part VII at any time on or prior to 5:00 p.m. (New York City time) on the ADS Closing Date (unless the Tender Offer is extended).

        All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Offeror in its sole discretion, which determination shall be final and binding (except as otherwise required under applicable law). None of the Offeror, the ADS Tender Agent or any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.

7.     Settlement

        If the aggregate value of all validly tendered shares of Common Stock (including Common Stock represented by ADSs) exceeds RUB 4,934,527,300, not all of the shares of Common Stock (including Common Stock represented by ADSs) validly tendered will be accepted and purchased. In these circumstances, the number of shares of Common Stock (including Common Stock represented by ADSs) which will be accepted and purchased will be as follows:

  (a)
  all valid tenders of shares of Common Stock represented by whole ADSs at a price at or (if applicable) below the Strike Price or as a Strike Price Tender by an ADS holder will be scaled down pro-rata to the total number of Common Stock represented by whole ADSs so tendered by that Shareholder, such that the total value of Common Stock (including Common Stock represented by ADSs) purchased pursuant to the Tender Offer does not exceed RUB 4,934,527,300; and

  (b)
  all tenders of shares of Common Stock represented by ADSs at a price above the Strike Price will be rejected and will not be purchased by the Offeror.

        Payment of the consideration due under the Tender Offer will be sent by first class mail to the respective registered ADS Holders or their appointed agents on or about the dates designated in the "Expected Timetable Applicable to ADS Holders", at the risk of the person entitled thereto. Payment of the consideration due under the Tender Offer to beneficial owners of ADSs held through a broker or nominee participant of DTC will be made through DTC. All cash payments of net proceeds for successfully tendered shares of Common Stock represented by ADSs under the Tender Offer will be made (i) by the Offeror in ruble payment to the nominee account of the ADS Depositary, in respect of shares of Common Stock underlying the ADSs and then (ii) after conversion thereof by the ADS Tender Agent and deduction of applicable fees, charges and expenses provided for under the Deposit Agreement in US dollars by check drawn on a US bank, in respect of whole ADSs purchased in the Tender Offer. The actual amount of US dollars received will depend upon the exchange rate applied in connection with the currency conversion. In all cases, fluctuations in the US dollar/ruble exchange rate are at the risk of the tendering ADS Holders who will receive their consideration in US dollars.

Additional Copies of Tender Instruments

        All ADS Holders who hold ADSs in certificated form or on the books of the ADS Depositary are being sent an ADS Letter of Transmittal for use in tendering their ADSs pursuant to the Tender Offer.

8.     Procedures for nominees

        Nominees, such as brokers, banks, trustees or depositories for securities, who hold ADSs for the account of others should notify and distribute this Offer to Purchase and the ADS Letter of Transmittal (or requests for instructions regarding tenders) to the respective beneficial owners of such ADSs as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Tender Offer. If a beneficial owner so instructs, the nominee should complete the ADS Letter of Transmittal and submit it (if the nominee is the registered holder of such ADSs on the books of the ADS Depositary) to the ADS Tender Agent or follow the procedures within DTC and send an Agent's message and the ADSs to the account of the ADS Tender Agent through such system. In addition, beneficial owners should contact the nominee and request the nominee to effect tenders in accordance with the beneficial owner's instructions.

        Beneficial owners who hold ADSs through more than one bank, broker or other nominee should arrange for separate tenders to be submitted by each such registered holder.

9.     Certain provisions concerning tenders

        The failure of any person to receive a copy of this Offer to Purchase or the ADS Letter of Transmittal shall not invalidate any aspect of the Tender Offer. Additional copies of this Offer to Purchase and the ADS Letter of Transmittal may be obtained from the ADS Tender Agent or the Information Agent at the addresses and telephone numbers set forth below. No acknowledgment of receipt of any Tender Forms, ADS Letters of Transmittal, certificates and/or other documents of title will be given.

10.   Additional Information for ADS Holders

        The Information Agent with respect to the Tender Offer for ADSs is Georgeson LLC, (USA) together with Georgeson, a trading name of Computershare Investor Services PLC (Europe). If you are an ADS Holder and have questions on how you can participate in the Tender Offer in respect of the ADSs, please call the Information Agent at 1-866-257-5415 (toll free from within the United States) and 00800-3814-3814 (toll free from within Europe) and at the following email address:

MTS-offer@georgeson.com. Banks, brokers and institutional holders within the United States may call 1-866-257-5415.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Offeror has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and obtained by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington D.C. 20549, at prescribed rates. The SEC also maintains a website on the internet at www.sec.gov that contains reports and other information that the Company files with or furnishes to the SEC, including the Schedule TO and the exhibits and any amendments and supplements thereto.

Part VIII
Definitions

        The following definitions apply throughout this Offer to Purchase unless the context requires otherwise:

  ADR
  American Depositary Receipt evidencing ADSs;

  ADS
  American Depositary Shares, each representing two shares of Common Stock;

  ADS Closing Date
  November 30, 2016 in respect of ADSs representing shares of Common Stock tendered or such other date as may be determined in accordance with Part VII of this Offer to Purchase;

  ADS Depositary
  JPMorgan Chase Bank, N.A.;

  ADS Letter of Transmittal
  the Letter of Transmittal issued with this Offer to Purchase to registered ADS holders in connection with the Tender Offer;

  ADS Tender Agent
  JPMorgan Chase Bank, N.A.;

  ADS Holders
  holders of ADSs;

  ADS Strike Price
  two times the Strike Price;

  Board
  the board of Directors of the Company from time to time;

  Business Day
  any day other than a Saturday, Sunday or public holiday in the Russian Federation or, where the context requires, New York City;

  Code
  The United States Internal Revenue Code of 1986, as amended;

  Common Stock
  the shares of RUB 0.10 each in the share capital of the Company;

  Common Stock Closing Date
  December 1, 2016 in respect of shares of Common Stock tendered in the Russian Federation or such other date as may be determined in accordance with paragraph 2.21 of Part IV of this Offer to Purchase;

  Common Stock Letter of Transmittal
  the Letter of Transmittal issued with this Offer to Purchase to registered holders of Common Stock in connection with the Tender Offer;

  Common Stock Depositary and Broker
  Limited Liability Company «NRC Stock Market»;

  Common Stock Tender Agent
  Joint Stock Company "Independent Registrar Company"

Common Stock Tender Agent Offices

1.
Central office
121108, Moscow, ulitsa Ivana Frankot 8, phone:+7 495 926 81 60 ;

2.
Arkhangelsk branch
163000, Arkhangelsk, naberezhnaya Severnoi Dviny 30, office 503

3.
Astrakhan branch
414040, Astrakhan, Kirov district, ulitsa Pobedy 41

4.
Volgograd branch
400131, Volgograd, ulitsa Mira 19, office 309

5.
Kaliningrad branch
236023, Kaliningrad, ulitsa Leitenanta Yanalova 2

6.
Kirov branch
610017, Kirov, ulitsa Gor'kogo 5, 5th floor, office 503

7.
Krasnoyarsk branch
660017, Kransnoyarsk, prospekt Mira 94 (Voskresensky office building), office 314

8.
Murmansk branch
183038, Murmansk, prospekt Lenina 73, office 201

9.
Nizhny Novgorod branch

        603022, Nizhny Novgorod, ulitsa Belinskogo,  . 9/1

10.
Novgorod branch
173003, Veliky Novgorod, ulitsa Kooperativnaya 5

11.
Novorossiysk branch
353900, Novorossiysk, ulitsa Svobody 1, 117

12.
Norilsk branch
663305, Norislsk, Leninsky prospekt 7

13.
Perm branch
614000, Perm, Komsomolsky prospekt 34

14.
Rostov branch
344010, Rostov-on-Don , ulitsa Goroda Volos 42/105

15.
Samara branch
443100, Samara, ulitsa NovoSadovaya 3/27,

16.
Saint Petersburg branch
194044, Saint Peresburg, Belovodsky pereulok 6A

17.
Saratov branch

        410004, Saratov, ulitsa imeni Chernyshevskogo OM 60/62A

18.
Syktyvkar branch
167026, Syktyvkar, prospekt Bumazhnikov 2,

19.
Tula branch
300041, Tula, ulitsa Mendeleevskaya 1, office 501

20.
Chelyabinsk branch
454090, Chelyabinsk, ulitsa Karla Marksa 54, office 215

21.
Sheremetievo branch
141426, Moscow region, Chimki, OPS Sheremetievo Airport, 6

21.
AeroAvkar branch
196066, Saint Petersburg, Moskovsky prospekt 212A

22.
Yaroslavl branch
150014, Yaroslavl, ulitsa Bogdanovicha 6a, offices 303, 304

23.
Standalone branch in Yekaterinburg
620062, Yekaterinburg, ulitsa Generalskays 3

Company

        Mobile TeleSystems Public Joint Stock Company, a company incorporated in the Russian Federation, with its principal executive office at 4 Marksistskaya Street, Moscow 109147, Russian Federation, and telephone number +7 495 223 20 25;

Conditions

        the conditions of the Tender Offer as set out in Parts IV and VII of this Offer to Purchase;

Dealer Manager

        Credit Suisse Securities (USA) LLC and/or its affiliates, as the context requires;

Dealer Manager Agreement

        the dealer manager agreement between Credit Suisse Securities (USA) LLC, the Offeror and the Company dated October 31, 2016, as described in paragraph 9 of Part VI of this Offer to Purchase;

Deposit Agreement

        the Deposit Agreement dated July 6, 2000, as amended among the Company, the ADS Depositary and all holders from time to time of the ADRs issued thereunder.

Directors

        the directors of the Company, whose names are set out in paragraph 3 of Part VI (Additional Information) of this Offer to Purchase (or, where the context requires, the directors of the Company from time to time);

Exchange Act

        United States Securities Exchange Act of 1934, as amended;

Exchange Rate

        US$1.00 to RUB 63.04, which was the Central Bank of Russia exchange rate on October 28, 2016;

Execution Period

        for purposes of certain procedures and actions required for tender of the shares of Common Stock, the period of five (5) Russian business days commencing on the date when the results of this Tender Offer and pro-ration are announced;

Group

        the Company and its subsidiaries from time to time;

Holder(s) of shares of Common Stock

        the holder(s) of shares of Common Stock from time to time;

Information Agent

        Georgeson LLC, together with Georgeson, a trading name of Computershare Investor Services PLC, company number 3498808 and whose registered office is at The Pavilions, Bridgwater Road, Bristol BS13 8AE;

Issued Share Capital

        the issued shares of Common Stock in the capital of the Company, which amounted to 1,998,381,575 as at October 28, 2016;

Maximum Price

        RUB 229.00 per shares of Common Stock or 458.00 per ADS, as applicable;

Minimum Price

        RUB 199.00 per shares of Common Stock or 398.00 per ADS, as applicable;

Moscow Exchange

        PJSC Moscow Exchange;

Notice of Withdrawal

        notice on withdrawal of Common Stock in the form of Schedule 1 to the Common Stock Letter of Transmittal;

Offer to Purchase

        this document;

Offeror

        Stream Digital, LLC, a company incorporated in the Russian Federation and a wholly-owned subsidiary of the Company, with its principal executive office at 51/4, bld. 2 Schepkina street, Moscow 129110, Russian Federation and telephone number +7 (499) 429 05 89;

Officers

        the executive officers of the Company, whose names are set out in paragraph 3 of Part VI (Additional Information) of this Offer to Purchase (or, where the context requires, the officers of the Company from time to time);

Overseas Shareholders

        a Shareholder who is a resident in, or a citizen of, a jurisdiction outside the Russian Federation;

Price Range

        RUB 199.00 to RUB 229.00 with respect to the shares of Common Stock and RUB 398.00 to RUB 458.00 with respect to ADSs;

Reference Date

        October 28, 2016, being the latest practicable date prior to the publication of this Offer to Purchase;

Ruble or RUB

        the lawful currency of the Russian Federation;

SEC

        the United States Securities and Exchange Commission;

Securities Market Law

        Federal Law No. 39-FZ dated April 22, 1996, as amended.

Shareholders

        the holders of shares of Common Stock and/or ADSs, as applicable, from time to time;

Sistema

        The Company's majority shareholder, Sistema Public Joint Stock Financial Corporation, a company incorporated in the Russian Federation, with its principal executive office at Mokhovaya Str 13, Building 1, 125009, Moscow, Russian Federation;

Sistema Purchase Agreement

        The agreement between the Offeror and Sistema pursuant to which Sistema has agreed not to tender or sell any shares of Common Stock in the Tender Offer and instead agreed to sell to the Offeror, following completion of the Tender Offer, a pro rata number of shares of Common Stock based on the number of shares that the Offeror purchases in the Tender Offer, such that Sistema's (together with its affiliated entities') aggregate percentage ownership and voting power in the Company after the Tender Offer will be substantially equal to Sistema's ownership and voting power as at the date of the commencement of the Tender Offer, as described in paragraph 9 of Part VI of this Offer to Purchase;

Strike Price

        the price per share of Common Stock at which the successfully tendered shares of Common Stock will be acquired by the Company, which will be determined in accordance with the provisions of Part IV of this Offer to Purchase;

Strike Price Tenders

        tenders of shares of Common Stock at the Strike Price or of ADSs at the ADS Strike Price, as applicable, in each case rather than at a specific numerical price in the Price Range;

Tender Offer

        the invitation by the Company to Shareholders to tender shares of Common Stock, including Common Stock represented by ADSs, to the Company, through its wholly-owned subsidiary the Offeror, on the terms and Conditions set out in this Offer to Purchase;

Unconditional Time

        has the meaning given to it in paragraph 2.1 of Part IV of the Offer to Purchase;

United States or US

        the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

US Business Day

        a day other than a Saturday, Sunday or public holiday in New York City;

US dollar or USD or $

        the lawful currency of the United States.